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Exhibit 2.1

Execution Version

 AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VERSCEND TECHNOLOGIES, INC.,

REY MERGER SUB, INC.

AND

COTIVITI HOLDINGS,  INC.

JUNE 19, 2018

i

ii

iii

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 19, 2018, is entered into by and among Cotiviti Holdings, Inc., a Delaware corporation (the "Company"), Verscend Technologies, Inc., a Delaware corporation ("Parent"), and Rey Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

RECITALS

        WHEREAS, the board of directors of Merger Sub and the board of directors of the Company (the "Company Board") have approved and declared advisable and in the best interests of each corporation and its respective stockholders, and the board of directors of Parent has approved and declared advisable and in the best interests of its stockholders, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the "Merger"), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the Company Board and the board of directors of Merger Sub have resolved to recommend to their stockholders the adoption of this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Key Stockholder has executed a Voting Agreement with Parent, which voting agreement is attached hereto as Exhibit A; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

        Section 1.01    Definitions

        (a)   As used in this Agreement, the following terms have the following meanings:

        "Acquired Companies" means, collectively, the Company and each of its Subsidiaries.

        "Acquisition Proposal" means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries, any proposal or offer from a Third Party relating to any direct or indirect (i) acquisition or purchase, in a single transaction or series of related transactions, of (A) twenty percent (20%) or more of the assets of the Acquired Companies, taken as a whole, or (B) twenty percent (20%) or more of the combined voting power of the Company; (ii) tender offer or exchange offer that if consummated would result in any Person or group acquiring beneficial ownership of twenty percent (20%) or more of the combined voting power of the Company; or (iii) merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party or its shareholders, if consummated, would acquire twenty percent (20%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms "controlling" and "controlled by" have correlative meanings to the foregoing.

        "Antitrust Authorities" means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether U.S., foreign or multinational).

        "Applicable Law" means, with respect to any Person, any Law or Governmental Order, in each case, of any Governmental Authority, including any Healthcare Law, that is binding upon or applicable to such Person or its assets, properties or businesses, as amended unless expressly specified otherwise.

        "Business Day" means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is authorized or required under Applicable Law to be closed.

        "Buyer/Excluded Financing Information" means (i) information concerning capital structure of Parent or the Company after consummation of the Merger, including any such information necessary for preparation of the "description of notes" and "description of other indebtedness" sections of an offering document; (ii) information customarily provided by the Financing Sources or its counsel and advisors, including information necessary for the preparation of any "plan of distribution" section of an offering document; (iii) unless filed by the Acquired Companies with the SEC, information that would be required in an offering document (or customarily included in an offering document) pursuant to Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X (other than historical financial data for the Acquired Companies as is necessary to prepare customary narrative disclosure regarding select guarantor and non-guarantor financial metrics) or rules related to segment reporting; (iv) information concerning officers or directors following consummation of the Merger (except biographical information if any of such persons remain officers or directors after consummation of the Merger), including a compensation discussion and analysis or information required by Item 402 of Regulation S-K and information regarding compensation and any related party disclosure (unless such related party transactions will continue to exist following consummation of the Merger); (v) information regarding affiliate transactions that may exist following consummation of the Merger (unless any Acquired Company was party to any such transactions prior to consummation of the Merger); (vi) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended prior to the third fiscal year preceding the Closing Date, except to the extent filed with the SEC; (vii) other information customarily excluded from a Rule 144A offering memorandum; and (viii) information necessary for the preparation of pro forma, projected, or forward-looking financial statements or information, other than historical financial information of the Acquired Companies filed with the SEC or derivable without undue effort or expense of the Acquired Companies from the books and records of the Acquired Companies.

        "CMS" means the Centers for Medicare & Medicaid Services within the United States Department of Health and Human Services.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commitment Letters" means the Debt Commitment Letter, the Equity Commitment Letter and the Preferred Equity Commitment Letter.

        "Company Balance Sheet" means the consolidated audited balance sheet of the Company as of December 31, 2017 and the notes thereto, as contained in the Company SEC Documents.

        "Company Balance Sheet Date" means December 31, 2017.

        "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

        "Company Common Stock" means the common stock, $0.001 par value per share, of the Company.

        "Company Compensatory Award" means each Company Option, Company Restricted Stock Award and Company RSU Award, in each case, that was granted pursuant to a Company Stock Plan and that remains outstanding (and, in the case of a Company Option, unexercised) immediately prior to the Effective Time.

        "Company Disclosure Letter" means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.

        "Company ESPP" means each of the Company Employee Stock Purchase Plan for U.S. Employees and the Company Employee Stock Purchase Plan for Non-U.S. Employees, each as amended from time to time.

        "Company IP" means all Intellectual Property Rights owned by any Acquired Company.

        "Company IT Assets" means tangible information technology assets, systems, and networks that are owned or controlled by the Acquired Companies.

        "Company Material Adverse Effect" means any event, change, circumstance, condition, development, occurrence or state of facts that, individually or in the aggregate, when taken together with any such other event, change, circumstance, condition, development, occurrence or state of facts, (i) has had or reasonable would be expected to have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Acquired Companies, taken as a whole, or (ii) does or would reasonably be expected to prevent or materially impair the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a "Company Material Adverse Effect" under the foregoing clause (i): (a) any change in Applicable Law, GAAP or any applicable accounting standards or any interpretation thereof, in each case occurring following the date hereof; (b) general economic, political or business conditions or changes therein, or acts of terrorism or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (c) any change in general financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein; (d) ordinary course seasonal fluctuations in the business of the Acquired Companies; (e) any change generally affecting the industries in which the Acquired Companies operate; (f) any effect directly and solely resulting from the entry into or announcement of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement (including (i) the initiation of litigation by any stockholder of the Company (or a derivative claim) to the extent asserting allegations of breach of fiduciary duty or under securities laws relating to this Agreement or the Transactions or (ii) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Acquired Companies, in each case, directly and solely resulting from the entry into, announcement, pendency or performance of this Agreement or identity of Parent or Merger Sub or any public communications by Parent regarding its plans or intentions with respect to the conduct of the business of the Acquired Companies) (provided that this clause (f) shall not apply to, and shall be disregarded with respect to, references to "Company Material Adverse Effect" in representations and warranties made by the Company in Section 4.02, Section 4.03, Section 4.04 and Section 4.16(d) of this Agreement); (g) the taking of any action (or the omission of any action) by the Company with the express prior consent of Parent or in compliance with Section 6.01 (excluding the lead-in thereto) and Section 7.01; (h) any act of God or natural disaster; (i) any change in the price or trading volume of the Company's securities or other financial instruments, in and of itself (provided that this clause (i) shall not prevent a determination that any change or effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise expressly excluded from this definition of Company Material Adverse Effect)); (j) any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts (provided that this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise expressly excluded from this definition of Company Material Adverse Effect)); or (k) for purposes of Section 8.02(c), any matters set forth in the Company Disclosure Letter, the effect of which is reasonably foreseeable and reasonably apparent on the face of such disclosure as of the date hereof; provided, further, that in the case of the foregoing clause (a), clause (b), clause (c), clause (e) and clause (h), except to the extent that such event, change, circumstance, condition, development, occurrence or state of facts materially and disproportionately impact the Acquired Companies (taken as a whole) relative to other businesses in the industries in which the Acquired Companies operate.

        "Company Option" means any option to purchase Company Common Stock which was granted pursuant to a Company Stock Plan.

        "Company Preferred Stock" means the preferred stock, $0.001 par value per share, of the Company.

        "Company Restricted Stock Award" means any award of Company restricted stock granted pursuant to a Company Stock Plan.

        "Company RSU Award" means any award of Company restricted stock units, granted pursuant to a Company Stock Plan.

        "Company Software" means proprietary software owned by the Acquired Companies.

        "Company Stock Plans" means each of the Company's 2012 Equity Incentive Plan, the Company's 2016 Equity Incentive Plan and the Company's Employee Stock Purchase Plan of 2016, in each case, as amended from time to time.

        "Company Termination Fee" means an amount in cash equal to $100,000,000.

        "Compliant" means, with respect to the Required Information:

            (i)  such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Information not misleading in light of the circumstances in which made;

           (ii)  the Company's auditors have not objected to the use of or withdrawn any audit opinion with respect to the financial statements contained in the Required Information;

          (iii)  the financial statements included in the Required Information and the Management's Discussion and Analysis of Financial Condition and Results of Operations for the historical periods covered by such financial statements are, and remain, throughout the Marketing Period, sufficient and sufficiently current to permit a registration statement on Form S-1 with respect to an offering of unsecured and non-convertible debt securities to be declared effective on any date falling within the Marketing Period;

          (iv)  there has been no announcement, statement or determination of, and there is not under consideration or review or the possibility of, and there is no intent to effect, whether by the Acquired Companies or to the Knowledge of the Acquired Companies their auditors, any restatement, recasting or other modification of any financial information included in the Required

  Information or any other issue such that, in each case, any financial information included in the Required Information can no longer be relied upon; and

           (v)  the financial information in the Required Information is sufficient, including sufficiently current, for delivery by the auditors of the Acquired Companies the customary "comfort letters" for a Rule 144A offering of unsecured and non-convertible debt securities, including customary negative assurance comfort, and the Acquired Companies have delivered or caused to be delivered, in each case, prior to commencement of the Marketing Period, to the auditors such customary management's representation letters, board minutes and other customary information (including responding to related inquiries) with respect to the Acquired Companies as has been requested by such auditors prior to delivery of the Required Information and as is required for such auditors to execute and deliver, subject to the completion of customary procedures, such comfort letters upon any pricing and closing of an offering of debt securities occurring on any date within the Marketing Period.

        "Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of May 14, 2018 between Parent and the Company.

        "Contract" means any contracts, agreements, arrangements or undertakings, including indentures, notes, bonds, guaranties, assurances, prime contracts, subcontracts, leases, subleases, teaming agreements, joint venture agreements, purchase orders, task orders, licenses, commitments or instruments.

        "Debt Commitment Letter" means the debt commitment letter, dated as of the date hereof, between Verscend Holding, Parent and JPMorgan Chase Bank, N. A., as amended, supplemented or replaced in compliance with this Agreement or as required by Section 7.14 following a Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions, including the payment of the aggregate Merger Consideration, Option Consideration and RS/RSU Consideration.

        "Debt Financing" means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any related "market flex" terms), including the offering or private placement of debt securities contemplated by the Debt Commitment Letter and any related engagement letter, or any alternative financing in accordance with Section 7.14.

        "Debt Financing Documents" means the agreements, documents and certificates contemplated by the Debt Financing.

        "Disclosure Letter" means the Company Disclosure Letter or the Parent Disclosure Letter, as applicable.

        "Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, consulting, severance or similar plan, contract, policy, agreement or arrangement and each other plan, contract, policy, agreement or arrangement providing for compensation, bonuses, commission, equity or equity-linked rights, incentive or deferred compensation, vacation benefits, health or medical insurance (including any self-insured arrangements), change of control payments, retention payments, post-employment or retirement benefits or time-off benefits which is sponsored, maintained, contributed to or required to be contributed to by any Acquired Company, or under which there is any liability or obligation of any Acquired Company, in each case, for the benefit of current or former employees or other service providers of any Acquired Company (other than any statutory plan, program or arrangement solely to the extent required under Applicable Law, other than the laws of the United States, and maintained by any Governmental Authority).

        "Environmental Laws" means any and all applicable foreign, U.S. federal, state or local Laws relating to the protection of the environment or human health and safety (solely to the extent related to exposure to hazardous or toxic substances), as in effect on and as interpreted as of the date hereof, including those relating to the treatment, storage, disposal or release of hazardous or toxic substances, but for the avoidance of doubt, excluding Healthcare Laws.

        "Equity Financing" means the equity financing to be provided pursuant to the Equity Commitment Letter.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Financing" means the Debt Financing, the Equity Financing and the Preferred Equity Financing.

        "Financing Conditions" means with respect to the Debt Financing, the conditions precedent set forth in Annex III of the Debt Commitment Letter, with respect to the Equity Financing, the conditions precedent set forth in Section 2 of the Equity Commitment Letter and, with respect to the Preferred Equity Financing, the conditions precedent set forth in Exhibit B of the Preferred Equity Commitment Letter.

        "Financing Deliverables" means the following customary documents to be delivered in connection with the Preferred Equity Financing and/or the Debt Financing: (i) a customary perfection certificate required in connection with the Debt Financing; and (ii) at least three (3) Business Days prior to the Closing Date, documentation and other information reasonably requested at least ten (10) Business Days prior to the Closing Date by the Financing Sources under applicable "know-your-customer" and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), as may be amended from time to time.

        "Financing Failure Event" means for any reason, all or any portion of the Debt Financing or the Preferred Equity Financing becoming unavailable.

        "Financing Sources" means the Persons that are party to, and have committed to provide or arrange, or have otherwise entered into agreements in connection with, all or any part of (i) the Debt Financing, including any offering or private placement of debt securities, and/or any additional or replacement lender, arranger, bookrunner, syndication agent, initial purchaser, placement agent or other entity or their respective Affiliates acting in a similar capacity for the Debt Financing (but excluding, for the avoidance of doubt, Parent) and (ii) the Preferred Equity Financing.

        "GAAP" means U.S. generally accepted accounting principles, consistently applied.

        "Government Bid" means a quotation, bid, offer, or proposal submitted by the Company or any of its Subsidiaries that, if accepted or successful, could result in a Government Contract.

        "Government Contract" means any Contract between the Company or any of its Subsidiaries, on the one hand, and any (i) Governmental Authority, (ii) prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) subcontractor with respect to any contract of a type described in clause (i) or clause (ii) above, on the other hand, under which the Company is obligated to perform services. For purposes of this definition, a task or delivery order under a Government Contract shall not constitute a separate Government Contract, but shall be considered part of the Government Contract to which it relates.

        "Government Program" means the Medicare Program, Medicaid Program, TRICARE and any other federal or state healthcare program paid for by a U.S. Governmental Authority.

        "Governmental Authority" means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, quasi-governmental body exercising governmental authority, department, board, bureau, agency or instrumentality, regulatory body, court or tribunal or any self-regulatory organization (including NYSE).

        "Governmental Order" means any order, judgment, injunction, decree, decision, ruling, assessment, writ, stipulation, determination, settlement or award, in each case, entered by or with any Governmental Authority.

        "Healthcare Laws" means all Laws relating to the provision of healthcare, including those relating to Healthcare Permits, Government Programs, Private Programs, insurance or the submission of bills, claims or similar requests for payment, including, as amended, the federal "Anti-Kickback Statute" (42 U.S.C. § 132(a)-7b(b)), the Civil False Claims Act (31 U.S.C. § 3729, et seq.), the criminal penalties for acts involving federal healthcare programs (42 U.S.C. § 1320a-7b), HIPAA, the exclusion laws (42 U.S.C. § 1320a-7), 18 U.S.C. §1347, the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), comparable state, local and foreign Laws, and all rules and regulations promulgated under such Laws.

        "Healthcare Permit" means any permit, accreditation, consent, qualification or certification granted by any Healthcare Regulatory Body, accreditation organization or Government Program relating to or affecting the reimbursement of healthcare items or services.

        "Healthcare Regulatory Body" means any Governmental Authority having jurisdiction over the reimbursement of healthcare costs.

        "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto, and any applicable comparable state, local and foreign Laws relating to privacy, data security or data protection.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indebtedness" means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by a note, bond, debenture or similar instrument; (iii) all reimbursement obligations in respect of all drawn amounts owing under letters of credit, bankers' acceptances, bank guarantees, surety bonds and similar instruments; (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness described in the other clauses of this definition of any other Person; (v) all obligations of such Person to pay the deferred purchase price of equity, property or services (other than trade accounts payable in the ordinary course of business of such Person); (vi) all obligations in respect of interest rate protection agreements, forward contract, foreign currency hedge or other financial contracts and other similar obligations (valued at the termination value thereof); (vii) all outstanding obligations from capital leases, interest rate cap liability, litigation reserves, change in control payments (if any), transaction bonuses, asset retirement obligations, or amounts due pursuant to the 2017 acquisition of RowdMap, Inc.; or (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others..

        "Intellectual Property Rights" means all intellectual property rights in any jurisdiction, including all: (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trade names, service marks and all goodwill associated therewith, (iii) copyrights, (iv) internet domain names, (v) all registrations and applications of the foregoing and (vi) trade secrets.

        "Intervening Event" means any material event, occurrence or fact with respect to the Acquired Companies, taken as a whole, occurring or arising after the date of this Agreement that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement, and becomes known to the Company Board prior to the receipt of the Required Company Stockholder Approval, other than (i) any Acquisition Proposal or other inquiry, offer or proposal that could lead to an Acquisition Proposal; (ii) resulting from a breach of this Agreement by the Company or any of its Subsidiaries; (iii) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition); or (iv) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, however, the underlying reasons for such events may constitute an Intervening Event unless excluded by any other exclusion in this definition).

        "IRS" means the United States Internal Revenue Service.

        "Key Stockholder" means Advent International Corporation, together with its Affiliates.

        "Knowledge" means, in each case after reasonable inquiry by each such person, (i) with respect to the Company, the actual knowledge of each of Doug Williams, Brad Ferguson, David Beaulieu, Nord Samuelson, Jonathan Olefson and Adrienne Calderone and (ii) with respect to Parent and Merger Sub, the actual knowledge of each of Emad Rizk and Brett Magun.

        "Law" means any and all domestic (federal, state or local) or foreign laws, statutes, codes, rules, regulations, Governmental Orders, judgments or decrees issued or promulgated by any Governmental Authority. For the avoidance of doubt, "Law" shall include, without limitation, the foregoing as it relates to the following subject matters: healthcare, international trade, anti-corruption and anti-bribery, sanctions and government contracting.

        "Leased Real Property" means each parcel of real property leased or subleased by an Acquired Company, the lease or sublease of which (i) may not be terminated by such Acquired Company at will or by giving notice of ninety (90) days or less, without cost or penalty and provides for annual base rental payments in excess of $300,000 following the expiration of any free rent period, or (ii) is material to the operation of the Acquired Companies.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, sublease, restriction, claim or other lien of any kind.

        "Marketing Period" means the first period of fifteen (15) consecutive Business Days after the date on which the Company shall have delivered to Parent the Required Information and throughout and at the end of which the Required Information delivered to Parent prior to the beginning of such period remains Compliant; provided, that

            (i)  such period shall not commence prior to the date upon which the Proxy Statement is mailed to the Company's stockholders;

           (ii)  any "blackout dates" included in the Debt Commitment Letter (as in effect on the date of this Agreement) shall be taken into account when measuring such period; and

          (iii)  the Marketing Period shall be deemed to begin no later than the day the Proxy Statement is mailed to the Company's stockholders generally and shall be deemed to end on any date that is the date on which the Debt Financing is consummated.

        If the Company shall in good faith reasonably believe it has delivered Required Information that is Compliant, it may give to Parent a written notice to that effect, in which case the Company shall be deemed to have delivered Required Information that is Compliant, unless Parent in good faith reasonably believes the Company has not delivered the Required Information or that the Required Information is not Compliant and, within three (3) Business Days after the giving of such notice by the Company, gives a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered or is not Compliant).

        "Medicaid" or "Medicaid Program" means the healthcare program established under Title XIX of the Social Security Act, which provides healthcare insurance for low income individuals.

        "Medicare" or "Medicare Program" means the healthcare program established under Title XVIII of the Social Security Act, which provides health insurance for individuals sixty-five (65) years of age and over, individuals with end stage renal disease and certain disabled individuals.

        "NYSE" means the New York Stock Exchange.

        "Open Source Software" means any software that is distributed pursuant to a license that (i) requires the licensee to distribute or provide access to the source code of such software of any portion thereof when the object code is distributed; (ii) requires the licensee to distribute the software or any portion thereof for free; or (iii) requires that other software or any portion thereof combined with, linked to, or based upon such software be licensed pursuant to the same license or requires the distribution of all or any portion of such other software for free, including, software licensed or distributed under any of the following licenses: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the BSD License and (E) the Apache License.

        "Parent Disclosure Letter" means the disclosure letter delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement.

        "Parent Termination Fee" means an amount in cash equal to $217,500,000.

        "Permits" means any approvals, authorizations, consents, licenses, permits, registrations, franchises, qualifications, waivers, certificates or similar rights of, issued by, granted by or obtained from a Governmental Authority.

        "Permitted Liens" means (i) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings, in either case for which adequate accruals or reserves have been established, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of Applicable Law that are not overdue or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and which are not violated by the current use and operation of such Leased Real Property or the operation of the business of the Acquired Companies, (v) with respect to Leased Real Property, (A) Liens disclosed on existing title reports or existing surveys made available to Parent, (B) Liens that would be shown on a title report, an accurate survey or a personal inspection of the property, (C) Liens encumbering the interest of the fee owner or any superior lessor, sublessor or sublicensor, and (D) any other non-monetary Liens which, in the case of each of the foregoing clause (A) through clause (D), would not, individually or in the aggregate, interfere materially with the current use and operation of such Leased Real Property or the ordinary conduct of the business of the Acquired Companies at such Leased Real Property, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, described in Section 1.01(a) to the Company Disclosure Letter, (vii) Liens to be released on or prior to the Closing Date, (viii) such Liens or other imperfections of title, if any, that do not have, individually or in the aggregate, a Company Material Adverse Effect, including Liens for any assessments not shown by the public records, (ix) in the case of Intellectual Property Rights, third party license agreements entered into in the ordinary course of business and (x) any other Liens which would not, individually or in the aggregate, interfere materially with the ordinary course of the business of the Acquired Companies.

        "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

        "Preferred Equity Financing" means the preferred equity financing to be provided pursuant to the Preferred Equity Commitment Letter.

        "Preferred Equity Financing Documents" means the agreements, documents and certificates contemplated by the Preferred Equity Financing.

        "Private Program" means any nongovernment healthcare plan or healthcare reimbursement program, managed care plan, or other third-party payor program funded by any nongovernmental entity, including any private insurance program and employer-sponsored programs under ERISA.

        "Proceeding" means any judicial, administrative, investigative or arbitral claim, action, suit, charge, complaint, petition, written (or to the Knowledge of the applicable party, oral) notice of violation, audit, assessment, subpoena, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority or any arbitrator with legal and binding authority over such matter.

        "Registered IP" means all Company IP that is registered, recorded, filed or issued under the authority of any Governmental Authority or a domain name registrar.

        "Representatives" means, with respect to a Person, such Person's controlled Affiliates and its and their respective officers, directors, employees, managers, agents, attorneys, accountants, advisors, consultants and other authorized representatives.

        "Required Information" means

            (i)  information with respect to the Acquired Companies that is

            (A)  required for preparation of the Offering Document (as defined in the Debt Commitment Letter) and necessary to satisfy the condition precedent set forth in paragraph 12(i) of Annex III of the Debt Commitment Letter; or

            (B)  required to satisfy the condition precedent set forth in paragraphs 6(a)(ii) and 6(b)(ii) of Annex III of the Debt Commitment Letter; and

           (ii)  historical financial information with respect to the Acquired Companies that is required to permit Parent to prepare the pro forma financial statements required pursuant to paragraphs 7 and 12 of Annex III of the Debt Commitment Letter;

provided, that, in each case, such information shall not include any Buyer/Excluded Financing Information.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation) or economic interest, in each case, directly or indirectly through one or more other Persons.

        "Superior Proposal" means any bona fide written Acquisition Proposal not in breach of Section 6.02 (except the references therein to "twenty percent (20%)" shall be replaced by "fifty percent (50%)") made by a Third Party which, the Company Board determines in good faith, after consultation with its financial and outside legal advisors, taking into account such factors as the Company Board considers to be appropriate, would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company's stockholders (in their capacity as such) than the Transactions, after taking into account any revisions, amendments or modifications to the terms of this Agreement made or agreed to by Parent in accordance with the terms hereof.

        "Tax" means any and all federal, state, local or non-U.S. taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, corporations, advance corporations, estimated, sales, use, ad valorem, value added, capital, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, unemployment, wage, employee, transition, base erosion and anti-abuse, excise, severance, stamp, import, customs, duties, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental or windfall profit, capital stock, social security or other tax, governmental fee or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed.

        "Tax Return" means any return, report, declaration, election, disclosure, estimate, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) supplied to or filed with, or required to be supplied to or filed with, any taxing authority relating to Taxes, or the administration of any laws, regulations or administrative requirements relating to any Tax and including any claim for refund and declaration of estimated Tax.

        "Third Party" means any Person other than the Acquired Companies, Parent, Merger Sub and their respective Affiliates.

        "Transactions" means the Merger and the other transactions contemplated by this Agreement.

        "UK Reorganization" means the transfer of any employees of the Acquired Companies in the United Kingdom from such Acquired Companies pursuant to the Transfer Regulations, or otherwise, in the twenty-four (24) month prior to the date of this Agreement.

        "Verscend Holding" means Verscend Holding Corp.

        "Voting Agreement" means the Voting Agreement, dated as of the date hereof, by and between Key Stockholder and Parent, which is attached hereto as Exhibit A.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.02(c)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(a)(ii)
Antitrust Laws	4.03
Book-Entry Share	3.01(b)
Bylaws	4.01(c)
Cancelled Shares	3.01(c)
Capitalization Date	4.05(a)
Certificate	3.01(b)
Certificate of Incorporation	4.01(c)
Certificate of Merger	2.02(a)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company 401(k) Plan	7.07(d)
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Financial Statements	4.06(a)
Company Fundamental Representations	8.02(a)(i)
Company Licenses	4.10(c)
Company Material Contract	4.09(a)
Company Parties	9.03(c)
Company SEC Documents	4.06(a)
Company Stockholder Meeting	7.02(c)
Compensatory Award Fund	3.02(a)
Continuing Employee	7.07(a)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.06
DTC	3.02(d)
DTC Payment	3.02(d)
Effective Time	2.02(a)
End Date	9.01(b)
Enforceability Exceptions	4.02(a)
Equity Commitment Letter	5.08
Exchange Fund	3.02(a)
Insurance Policies	4.14
Maximum Amount	7.04(b)
Merger	Recitals
Merger Consideration	3.01(a)
Merger Sub	Preamble
Notice of Adverse Recommendation Change	6.02(d)
Option Consideration	3.05(a)
Other Required Company Filing	7.02(e)
Parent	Preamble
Parent 401(k) Plan	7.07(d)
Parent Fundamental Representations	8.03(a)(i)
Parent Parties	9.03(e)

Term	Section
Paying Agent	3.02(a)
Preferred Equity Commitment Letter	5.08
Proxy Statement	7.02(a)
Real Property Lease	4.12(b)
Required Company Stockholder Approval	4.20
RS/RSU Consideration	3.05(b)
Surviving Corporation	2.02(a)
Terminating Company Breach	9.01(e)
Terminating Parent Breach	9.01(f)
Top Customer	4.09(a)(xi)
Transfer Regulations	4.16(j)

        Section 1.02    Definitional and Interpretative Provisions

        (a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the phrase "without limitation," and (vi) the word "or" shall be disjunctive but not exclusive.

        (b)   The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (c)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

        (d)   Words denoting natural persons shall be deemed to include business entities and vice versa (unless the context otherwise requires) and references to a Person are also to its permitted successors and assigns.

        (e)   Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

        (f)    Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

        (g)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

        (h)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

        (i)    The word "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if".

        (j)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

        (k)   All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

        (l)    Any document or item will be deemed to have been "provided," "made available" or "furnished" by the Company, and words of similar import, within the meaning of this Agreement if such document or item, prior to the execution and delivery of this Agreement, is included in the electronic data room operated by Goldman Sachs & Co. LLC under the title "Project Rey" or made available to the Parent or any of its Representatives and continues to be so available through the Closing Date (a soft copy of which documents and items shall be delivered by the Company to outside legal counsel to the Parent (as specified by Parent) no later than three (3) Business Days following the date hereof, which soft copy shall be held by such legal counsel in escrow and the Parent agrees shall be returned promptly to the Company in the event that this Agreement is terminated and the Closing does not occur).

        (m)  The word "party" shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party's successors and permitted assigns.

        (n)   Unless otherwise specifically indicated, all references to "dollars" or "$" shall refer to the lawful currency of the United States.

ARTICLE II.
THE TRANSACTION

        Section 2.01    The Closing.    Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the "Closing") shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 at 10:00 a.m. (Eastern time) on the date which is three (3) Business Days after the date on which all conditions set forth in Section 8.01, Section 8.02 and Section 8.03 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied immediately prior to or at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree; provided, however, that if the Marketing Period has not begun or ended at the time of the satisfaction or waiver of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 (other than those conditions that are to be satisfied at the Closing), the Closing shall occur on the earlier to occur of (x) a date during the Marketing Period specified by Parent on no less than three (3) Business Days' notice to the Company and (y) the third (3rd) Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 for the Closing as of the date determined pursuant to this proviso). The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date".

        Section 2.02    The Merger

        (a)   Contemporaneously with, or as promptly as practicable after the Closing, the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger in the form attached hereto as Exhibit B (the "Certificate of Merger") and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in order to consummate the Merger. The Merger shall become effective at the date and time the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such other date and time as is agreed between Parent and the Company and specified in the Certificate of Merger (such date and time, the "Effective Time"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the Laws of the State of Delaware upon the Effective Time. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the "Surviving Corporation."

        (b)   The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers, franchises, licenses and authority of the Company and Merger Sub, and all of the obligations, liabilities, restrictions and duties of the Company and Merger Sub shall become the obligations, liabilities, restrictions and duties of the Surviving Corporation.

        (c)   Subject to Section 7.04, at the Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall by virtue of the Merger and without further action be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company, and (ii) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

        (d)   From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

ARTICLE III.
CONVERSION OF SECURITIES

        Section 3.01    Effect of Merger on Capital Stock

        (a)    Conversion of Company Common Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock that were issued as restricted Company Common Stock that have become vested on or prior to the Closing Date, but excluding any Cancelled Shares (as defined below) and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right of the holder thereof to receive, an amount in cash equal to $44.75 (forty-four dollars and seventy-five cents) (such amount of cash hereinafter referred to as the "Merger

Consideration"), payable to the holder thereof, without interest and less any withholding Taxes or other amounts required to be withheld therefrom under Applicable Law, in accordance with Section 3.02.

        (b)   From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration without interest and less any withholding Taxes or other amounts required to be withheld under Applicable Law pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a "Certificate") and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a "Book-Entry Share"), in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration, without interest and less any withholding Taxes or other amounts required to be withheld therefrom under Applicable Law.

        (c)    Cancellation of Company Common Stock.    At the Effective Time, all shares of Company Common Stock that are owned directly by Parent, Merger Sub or any of their Subsidiaries immediately prior to the Effective Time or held in treasury of the Company (the "Cancelled Shares") shall, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

        (d)    Conversion of Merger Sub Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (e)    Adjustments.    Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(e) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement.

        Section 3.02    Surrender and Payment

        (a)   Prior to the Effective Time Parent shall select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as Paying Agent in the Merger (the "Paying Agent") for the payment of the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares, restricted shares pursuant to a Company Restricted Stock Award and except for any Dissenting Shares. Prior to the Effective Time, Parent shall deposit or cause to be deposited (i) with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the "Exchange Fund"), and (ii) with the Company, cash in an amount sufficient such that the Company has sufficient cash on hand to pay the aggregate Option Consideration and RS/RSU Consideration in accordance with this Agreement (such cash shall be referred to in this Agreement as the "Compensatory Award Fund"). In the event the Exchange Fund or the Compensatory Award Fund shall be insufficient to make the payments in connection with the Merger contemplated by Section 3.01 or Section 3.05, respectively, Parent shall promptly deposit or cause to be deposited additional cash with the Paying Agent or the Company, as applicable, in an amount that is equal to the deficiency in the amount required pay the Merger Consideration, the Option Consideration or the RS/RSU Consideration, as applicable. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. The Surviving Corporation or an Acquired Company, as applicable, shall pay through payroll (subject to withholding and deductions required by Applicable Law) the Option Consideration and RS/RSU Consideration contemplated to be paid pursuant to Section 3.05 out of the Compensatory Award Fund. The Exchange Fund and the Compensatory Award Fund shall not be used for any other purpose.

        (b)   As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration in such form as Parent and the Company may reasonably agree.

        (c)   Upon the surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within two (2) Business Days), the Merger Consideration pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred, and the Person requesting such payment shall pay, or cause to be paid, any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

        (d)   Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company ("DTC") to ensure that (i) if the Closing occurs at or prior to 2:00 p.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the "DTC Payment"), and (ii) if the Closing occurs after 2:00 p.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

        (e)    Registered Holders.    If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

        (f)    No Transfers; No Further Ownership.    After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

        (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock after the date which is one (1) year following the Effective Time shall be returned to Parent upon demand. Any holder of shares of Company Common Stock who has not exchanged his, her or its shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's shares of Company Common Stock. Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or any Acquired Company shall be liable to any holder of shares of Company Common Stock or Company Compensatory Awards for any Merger Consideration, Option Consideration or RS/RSU Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

        (h)    Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount required to ensure the Exchange Fund has sufficient cash to pay any remaining Merger Consideration required to be paid hereunder, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

        (i)    All Merger Consideration, Option Consideration and RS/RSU Consideration issued or paid upon conversion of the Company Common Stock, the Company Options, the Company Restricted Stock Awards or the Company RSU Awards, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Options, the Company Restricted Stock Awards or Company RSU Awards, as the case may be.

        Section 3.03    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a customary bond, in such reasonable amount as Parent, the Surviving Corporation, or the Paying Agent may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III.

        Section 3.04    Withholding Rights.    Each of Parent, Merger Sub, the Surviving Corporation, the Acquired Companies and the Paying Agent shall be entitled to deduct and withhold, from the consideration otherwise payable or deliverable to any Person pursuant to this Agreement, including without limitation consideration payable to any holder or former holder of Company Options, Company Restricted Stock Awards or Company RSU Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax Law or otherwise under any Applicable Law. To the extent that amounts are so deducted or withheld and, if required by Applicable Law, paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation, an Acquired Company or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 3.05    Treatment of Company Compensatory Awards, Company ESPPs.

        (a)    Company Options.    Effective as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised shall (i) vest in full, and (ii) by virtue of the Merger and without any action on the part of the holders thereof, be cancelled as of immediately prior to the Effective Time and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (the "Option Consideration"), subject to reduction for any applicable withholding or other Taxes required by Applicable Law to be withheld. Each holder of an outstanding Company Option shall be entitled to receive in exchange for the cancellation thereof the Option Consideration, if any, and Parent shall cause such payment to be made to the holder of such Company Option through the payroll system of the Surviving Corporation or an Acquired Company, as applicable, as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or an Acquired Company, as applicable, following the Closing Date). For the avoidance of doubt, if the exercise price per share of any Company Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company or the holders thereof, the Company Option will automatically terminate and be canceled without payment of any consideration to the holder thereof.

        (b)    Company RSU Awards and Company Restricted Stock Awards.    Effective as of immediately prior to the Effective Time, each Company RSU Award that remains outstanding and each Company Restricted Stock Award that remains outstanding and unvested shall (i) vest in full, and (ii) by virtue of the Merger and without any action on the part of the holders thereof, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock (A) underlying such Company RSU Award or (B) granted pursuant to such Restricted Stock Award, as applicable and (ii) the Merger Consideration (the "RS/RSU Consideration"), subject to reduction for any applicable withholding or other Taxes required by Applicable Law to be withheld. Each holder of an outstanding Company RSU Award and/or Company Restricted Stock Award shall be entitled to receive in exchange for the cancellation thereof the RS/RSU Consideration and Parent shall cause such payment to be made to the holder of such Company RSU Award or Company Restricted Stock Award, as applicable, through the payroll system of the Surviving Corporation or an Acquired Company, as applicable, as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or an Acquired Company, as applicable, following the Closing Date).

        (c)    Company ESPPs.    Prior to the Effective Time, the Company shall take all actions with respect to the Company ESPPs that are necessary to provide that, subject to the consummation of the Merger, the Company ESPPs shall terminate effective immediately prior to the Effective Time. As soon as practicable following the termination of the Company ESPPs, any funds that remain within the associated accumulated payroll withholding account for each participant shall be returned to such participant. With respect to any offering period outstanding as of the date of this Agreement under the Company ESPPs, promptly following the date of this Agreement, each option granted pursuant to the Company ESPPs shall be deemed to have been exercised upon the earlier to occur of (A) the day that is four (4) Business Days prior to the Effective Time or (B) the date on which such offering period would otherwise end, and no additional offering period shall commence under the Company ESPPs after the date of this Agreement. Notwithstanding the foregoing, in the event the Effective Time does not occur prior to the End Date, the Company and Parent agree to negotiate in good faith to permit the commencement of new offering periods under the Company ESPPs.

        (d)    Certain Actions.    Not less than ten (10) days prior to the Effective Time, the Company shall send a written notice to each holder of an outstanding Company Option, Company Restricted Stock Award or Company RSU Award and to each participant in any Company ESPP that shall inform such holder or participant of the treatment of the Company Compensatory Awards provided in this Section 3.05. Prior to the Effective Time, the Company Board (or, as applicable, any committee thereof administering any of the Company Stock Plans) shall adopt such resolutions and take such other actions as it deems necessary or advisable to effectuate the treatment of Company Compensatory Awards set forth in this Section 3.05. Without limiting the foregoing, the Company shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, stock appreciation rights, units or other right, awards or arrangements under any stock incentive plan of the Company that would entitle any Person after the Effective Time to beneficially own any Company Common Stock (or any derivative securities thereof) or to receive any payments in respect thereof, except as expressly provided in this Agreement. Prior to the Effective Time, the Company shall take all actions that are necessary to provide that, subject to the consummation of the Merger, the Company's 2012 Equity Incentive Plan and the Company's 2016 Equity Incentive Plan shall terminate effective immediately prior to the Effective Time.

        Section 3.06    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal (each such share, a "Dissenting Share"), if any, such Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (z) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company will give Parent prompt written notice (and in any event within three (3) Business Days) of all written demands received by the Company pursuant to Section 262 of the DGCL, withdrawals of such demands, and any other instruments served pursuant to the DGCL and Applicable Law and received by the Company in respect of Dissenting Shares. Parent shall have the right to direct and control all negotiations and Proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Shares. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.02(a) to pay for any shares that are Dissenting Shares shall be returned to Parent upon demand.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as set forth in the Company Disclosure Letter (subject to Section 10.05) or (ii) as disclosed in the Company SEC Documents publicly filed by the Company prior to the date hereof (excluding (x) any risk factor disclosures contained under the heading "Risk Factors" and (y) any forward-looking statements in such Company SEC Documents, to the extent that such statements are predictive, cautionary, protective or forward-looking in nature), provided that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 4.01, Section 4.02, Section 4.05, Section 4.19, Section 4.20 and Section 4.22 the Company represents and warrants to Parent and Merger Sub:

        Section 4.01    Corporate Existence and Power

        (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

        (c)   A true and complete copy of each of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), each as may be amended as of the date of this Agreement, and each equivalent organizational or governing document of each of the Subsidiaries of the Company, in each case, as may be amended as of the date of this Agreement, have been made available to Parent and each are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any provisions thereof, except (other than with respect to the Certificate of Incorporation and the Bylaws) for any violation of any provisions of the equivalent organizational or governing documents of any Subsidiary of the Company that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.02    Corporate Authorization

        (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby, to perform its obligations hereunder and thereunder and, subject to the receipt of the Required Company Stockholder Approval (as defined in Section 4.20), to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement has been duly and validly authorized by all necessary corporate action, subject to the receipt of the Required Company Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, or for the Company to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the "Enforceability Exceptions").

        (b)   The Company Board has duly and unanimously adopted resolutions at a meeting duly called and held on the date hereof (i) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company's stockholders, and approving and declaring it advisable for the Company to enter into this Agreement and to consummate the Transactions in accordance with the DGCL, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions in accordance with the DGCL, (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) subject to Section 6.02, recommending adoption of this Agreement by the stockholders of the Company (such recommendation, the "Company Board Recommendation") and approving the inclusion of the Company Board Recommendation in the Proxy Statement.

        Section 4.03    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval or authorization of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with and filings or notifications under any applicable requirements of the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, "Antitrust Laws"), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or "blue sky" Laws, (iv) such other items required solely by reason of the participation of Parent or Merger Sub in the Transactions, (v) compliance with any applicable rules of NYSE and (v) any other consents, approvals, authorizations, filings or notices to any Governmental Authority where failure to be obtained, take any such actions or make such filings has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.04    Non-Contravention.    Except as set forth on Section 4.04 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that the consents, approvals, authorizations, filings and notices referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming that the consents, approvals, authorizations, filings and notices referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired, and subject to obtaining the Required Company Stockholder Approval, (x) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any assets, properties or businesses of the Company or any of its Subsidiaries or (y) result in or give to others any rights of cancellation, modification, action amendment, acceleration or revocation of any Company License, or (iv) require any consent by any Person (other than a Governmental Authority) under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Contract to which the Company or any of its Subsidiaries is a party or by which their respective assets, properties or businesses are bound, except in the case of clause (ii), clause (iii) and clause (iv) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, or loss that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.05    Capitalization; Subsidiaries

        (a)   The authorized capital stock of the Company consists of 600,000,000 shares of Company Common Stock and 50,000,000 shares of Company Preferred Stock. As of the close of business on June 15, 2018 (the "Capitalization Date"), there were outstanding (v) 93,220,352 shares of Company Common Stock issued and outstanding (excluding restricted shares granted under the Company Stock Plans), (w) zero shares of Company Preferred Stock, (x) Company Options to purchase an aggregate of 4,152,267 shares of Company Common Stock, (y) Company Restricted Stock Awards covering an aggregate 740,817 shares of Company Common Stock and (z) Company RSU Awards covering an aggregate of 731,754 shares of Company Common Stock. No Subsidiary of the Company owns any shares of Company Common Stock or Company Preferred Stock.

        (b)   As of the Capitalization Date, the Company has reserved 5,801,706 shares of Company Common Stock under the Company Stock Plans (including 2,457,306 shares of Company Common Stock under the Company ESPPs), for issuance on exercise, vesting or other conversion to Company Common Stock of awards under the Company Stock Plans. All outstanding shares of Company Common Stock (i) have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and (ii) to the extent owned directly or indirectly by the Company, owned free and clear of any Liens (other than Permitted Liens). Section 4.05(b) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Option, Company Restricted Stock Award and Company RSU Award, including the holder, date of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement, exercise price and vesting schedule.

        (c)   Except as provided in Section 4.05(a) and for changes since the Capitalization Date resulting from the exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards outstanding on such date, there are no other issued, reserved for issuance or outstanding or authorized (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent right values, "phantom" stock or other similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other Indebtedness or obligations having voting rights or convertible into securities having voting rights) or ownership interests in the Company and, in each case, there are no Contracts to which any Acquired Company is bound requiring the issuance, reservation or authorization of any of the foregoing to or for any Third Party. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

        (d)   (i) Each Subsidiary of the Company on the date hereof is listed on Section 4.05(d)(i) of the Company Disclosure Letter, in each case along with its jurisdiction of incorporation, authorized equity interests, issued and outstanding equity interests and the holder(s) thereof. (ii) Neither the Company nor any of its Subsidiaries owns any capital stock or voting securities of, or securities convertible into or exchangeable for shares of capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible or exchangeable or exercisable for, any capital stock or voting securities of, or any other equity interests in, any Person, except for as set forth on Section 4.05(d)(ii) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is under a current or prospective obligation to form or participate in, provide funds, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation to, any Person.

        (e)   All outstanding shares of capital stock of the Subsidiaries of the Company are duly authorized, validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and all such shares are owned, beneficially and of record, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens) and any preemptive rights. No Subsidiary of the Company has or is bound by (i) any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its Subsidiaries) or (ii) any other restricted shares, restricted share units, stock appreciation rights, performance shares, contingent right values, "phantom" stock or other similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other Indebtedness or obligations having voting rights or convertible into securities having voting rights) or ownership interests in such Subsidiary and, in each case, there are no Contracts to which any Acquired Company is bound requiring the issuance, reservation or authorization of any of the foregoing to or for any Third Party. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

        Section 4.06    Company SEC Documents; Company Financial Statements; Disclosure Controls

        (a)   Since July 1, 2016, the Company has timely filed or otherwise furnished (as applicable) with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC, and prior to the Effective Time the Company will timely file or otherwise furnish (as applicable) with the SEC all forms, documents and reports required to be filed or furnished prior to such time (such forms, documents and reports, together with all exhibits and schedules thereto, as have been supplemented, modified or amended since the time of filing, collectively, the "Company SEC Documents"). As of its respective filing date, or, if amended, as of the date of the last such amendment, each Company SEC Document complied, or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 (as amended) and/or other Applicable Law, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document, each as in effect on the date such Company SEC Document was or will be filed, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading). Each of the consolidated financial statements (including all related notes) included in or incorporated by reference into the Company SEC Documents (collectively, the "Company Financial Statements") (i) have been prepared or will have been prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (ii) fairly present or will fairly present, as the case may be, in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders' equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and to any other adjustments described therein, including in any notes thereto).

        (b)   The Acquired Companies maintain "disclosure controls and procedures" and "internal control over financial reporting" (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. No executive officer of the Company has failed, in the last two (2) years, to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with such Company SEC Document. Neither the Company nor any of its executive officers has, in the last two (2) years, received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since July 1, 2016, the Company and each of its officers and, to the Knowledge of the Company, each of its directors, have been and are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (b) the applicable listing and corporate governance rules and regulations of NYSE.

        (c)   As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company's Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC.

        (d)   Neither the Company nor any of its Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

        (e)   Section 4.06(e) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the type set forth in clause (i), clause (ii), clause (iii), clause (iv), clause (vii) and clause (viii) of the definition of Indebtedness which is material to the Company and its Subsidiaries, taken as a whole, outstanding as of the date of this Agreement.

        Section 4.07    Absence of Certain Changes.    Between the Company Balance Sheet Date and the date of this Agreement, except as set forth on Section 4.07 of the Company Disclosure Letter or otherwise contemplated or permitted by this Agreement, (i) there has not been a Company Material Adverse Effect and (ii) the business of the Acquired Companies has been conducted in all material respects in the ordinary course consistent with past practice.

        Section 4.08    No Undisclosed Liabilities.    There is no liability, debt or obligation of or claim against an Acquired Company, except for liabilities and obligations (a) reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the operation of business of the Acquired Companies consistent with past practice, (c) incurred in connection with this Agreement or the Transactions, (d) which have been fully discharged or paid prior to the date of this Agreement, (e) disclosed in Section 4.08 of the Company Disclosure Letter or (f) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.09    Company Material Contracts

        (a)   Section 4.09(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Contract, excluding any Employee Plans, to which an Acquired Company is a party or by which its properties, assets or businesses are bound, and which falls within any of the following categories:

            (i)  any joint venture or partnership agreement that is material to the operation of the Acquired Companies, taken as a whole;

           (ii)  any Contract that involves annual future expenditures or receipts by an Acquired Company of more than $20,000,000;

          (iii)  any Government Contract that is currently in performance or that has liabilities remaining thereunder, including, but not limited to, the Company's current Medicare Recovery Auditor Contractor agreements with CMS;

          (iv)  except with respect to Indebtedness set forth in the Company SEC Documents, any Contracts relating to indebtedness for borrowed money or any financial guaranty in excess of $20,000,000 individually;

           (v)  any Contracts with respect to any acquisition or divestiture of any assets (other than acquisitions or dispositions of inventory in the ordinary course of business), businesses (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of a

  Third Party, in each case, that (A) has not yet been consummated or (B) pursuant to which the Company has potential or continuing indemnification, guarantee, "earn-out" or other contingent payment obligations or other liabilities that are material to the Acquired Companies taken as a whole;

          (vi)  any material lease, sublease or other Contract with respect to the Leased Real Property;

         (vii)  any Contract (other than the Voting Agreement) between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Company Capital Stock (other than the Company) or any Affiliate of the foregoing, on the other hand;

        (viii)  any Contract that by its terms limits the payment of dividends or other distributions to stockholders by the Company or any Company Subsidiary;

          (ix)  any collective bargaining agreement or other labor-related contract with a labor union, works council or similar organization;

           (x)  any other Contract that would be required to be filed as a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or disclosed on a Current Report on Form 8-K that has been or would be required to be filed or incorporated by reference in the Company SEC Documents;

          (xi)  Contracts with (A) any of the top ten (10) customers of the Company (each a "Top Customer") and any of its Subsidiaries, as determined by the total aggregate revenue paid collectively to the Company and its Subsidiaries by such customer under or pursuant to all of the active Contracts between such customer and the Company and any of its Subsidiaries, and (B) any of the top ten (10) suppliers of the Company and any of its Subsidiaries, as determined by the total aggregate dollar value of purchases made collectively by the Company and its Subsidiaries to such supplier under or pursuant to all of the active Contracts between such supplier and the Company and any of its Subsidiaries, in each case (A) and (B) during the one-year period ended December 31, 2017;

         (xii)  Contracts that requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit, service penalty or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of $1,000,000, individually or in the aggregate, over any twelve (12) month period;

        (xiii)  any Contract with a Top Customer that contains (A) a preferred pricing or "most favored nation" right or provision (or any similar right or provision) or (B) that contains any exclusive rights or provisions (or any similar right or provision) in favor of any Third Party;

        (xiv)  any Contract that includes a success-based fee or similar fee arrangement based on consummation of the Transactions;

         (xv)  any Contract that (A) limits or purports to limit the ability of the Company or its Subsidiaries to operate its business in any manner or in any geographic area, (B) contains any right of first refusal or right of first offer or similar right or limitations on the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or businesses or (C) restricts the incurrence of Liens on the property or assets of the Company or its Subsidiaries; or

        (xvi)  any Contract constituting any settlement agreement pursuant to which the Company or any of its Subsidiaries has outstanding payment obligations in excess of $2,000,000, or which otherwise has a material impact on the operation of the business of the Company.

        Each Contract of the type described in this Section 4.09(a), other than this Agreement, is referred to herein as a "Company Material Contract." True and complete copies of each Company Material Contract, as of the date of this Agreement, have been made available by the Company to Parent, or publicly filed with the SEC.

        (b)   Except as set forth on Section 4.09(b) of the Company Disclosure Letter, (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Company Material Contract is in full force and effect; (iii) none of the Company or any of its Subsidiaries is in breach, violation or default thereof, and, to the Knowledge of the Company, no event has occurred which, with or without notice or lapse of time or both, would constitute such a breach, violation or default; and (iv) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other Person that is party to a Company Material Contract is in breach or violation of, or default under, any Company Material Contract (and, to the Knowledge of the Company, no event has occurred which, with or without notice or the lapse of time or both, would constitute such a breach, violation or default).

        (c)   During the past twelve (12) months there have been no material claims or disputes pending or threatened under any Company Material Contract. During the past twelve (12) months, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, cancel, fail to renew or renegotiate (or otherwise materially change) the scope of any terms of any such Company Material Contract, nor, to the Knowledge of the Company, has any other party to a Company Material Contract repudiated (in writing) any provisions thereof.

        Section 4.10    Compliance with Applicable Laws; Company Licenses

        (a)   Except with respect to matters set forth on Section 4.10(a) of the Company Disclosure Letter, the Acquired Companies are, and since January 1, 2015 have been, in compliance with all Applicable Laws and have not received any written notice of any actual, alleged or potential violation (or investigation with respect thereto) of any Applicable Laws, except where any such non-compliance or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Since July 1, 2016, all material facts, statements, data, documents, notices, filings and other materials that are required to be filed, maintained or furnished by or on behalf of any Acquired Company with or to any Governmental Authority (i) have been timely filed, maintained or furnished and (ii) were truthful, complete and in compliance with Applicable Laws when filed (or were corrected in or supplemented by a subsequent filing), except where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Except as set forth on Section 4.10(c) of the Company Disclosure Letter, the Acquired Companies hold, and since July 1, 2016 have held, all material regulatory Permits, approvals, licenses and other authorizations, including franchises and ordinances issued or granted by a Governmental Authority (including Healthcare Permits) that are required for the Acquired Companies to conduct their business or as otherwise may be required by the Acquired Companies under Applicable Law (the "Company Licenses"), as presently conducted, except where the failure to hold a Company License has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)   Each Company License is, and since July 1, 2016 has been, valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, and is not and has not been the subject of a written notice or Proceeding threatening (or to the Knowledge of the Company, has not received a threat) to suspend, revoke, cancel or adversely modify any such Company License, except where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company License is subject to any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there has not been any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure thereof to be renewed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (e)   The licensee of each Company License is, and since July 1, 2016 has been, in compliance with such Company License and has fulfilled and performed all of its obligations in all material respects with respect thereto, no event has occurred which, with or without notice or the lapse of time or both, would constitute a default or violation of any Company License, and the Company has not received any written notice of a violation of any Company License, except where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since July 1, 2016, neither the Company nor any of its Subsidiaries has received written notice or communication of any noncompliance or alleged noncompliance with any Company Licenses, except for any such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (f)    Since July 1, 2016, each Acquired Company (i) has conducted periodic security risk analyses and implemented a security risk management plan to address any known vulnerabilities discovered therefrom and (ii) has had business associate agreements in place, which comply in all material respects with HIPAA and such Acquired Company's contractual obligations, with each Person whose relationship with the Company involves the creation, collection, use, disclosure, storage, transmittal, receipt or other processing of Protected Health Information on behalf of the Company.

        (g)   Since July 1, 2016, prior to hire or engagement and at least monthly thereafter, or more frequently if required by Applicable Law, each Acquired Company verifies and has verified that no director, officer, manager, employee, or any contractor or agent with authorized access to the data or systems of the Acquired Companies, is suspended, excluded or debarred from contracting with any Governmental Authority or is excluded from participation in any Government Program. Since July 1, 2016, no Acquired Company nor any director, officer or employee or, to the Knowledge of the Company, contractor or agent with authorized access to the data or systems of the Acquired Companies, is or has been suspended, excluded or debarred from contracting with any Governmental Authority and, to the Knowledge of the Company, no such action is or has been pending or threatened, except where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.11    Litigation.    Except as set forth on Section 4.11 of the Company Disclosure Letter, (a) there are no pending or, to the Knowledge of the Company, threatened, Proceedings to which any Acquired Company is a party or to which any of its assets, properties or businesses are subject or (b) the Company has not received any written notice of, and to the Knowledge of the Company, there are no, audits, disputes or investigations, including those arising under or relating to any Government Contract or Government Bid, before, by or with any Governmental Authority, Government Program or Private Program against an Acquired Company, in each case, that has a Company Material Adverse Effect. There is no judgment, open injunction or other Governmental Order binding upon an Acquired Company which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.12    Real Property

        (a)   None of the Acquired Companies owns any real property in fee (or the equivalent interest in the applicable jurisdiction).

        (b)   Section 4.12(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all leases, subleases, licenses and all written material amendments relating thereto (each, a "Real Property Lease," and collectively, the "Real Property Leases") for the use or occupancy of the Leased Real Property. Except as set forth on Section 4.12(b) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, (i) an Acquired Company has a valid and enforceable leasehold estate in all Leased Real Property free and clear Liens, in each case subject to the Enforceability Exceptions and any Permitted Liens and (ii) no default or breach by the Acquired Companies, nor any event with respect to the Acquired Companies that with notice or the passage of time would result in a default or breach, has occurred under any Real Property Lease, nor does the Company have Knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by any other contracting parties under any such Leased Real Property.

        Section 4.13    Intellectual Property

        (a)   Section 4.13(a) of the Company Disclosure Letter accurately identifies as of the date hereof each material item of Registered IP and the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number. None of the material Registered IP scheduled on Section 4.13(a) of the Company Disclosure Letter is subject to any pending or threatened challenge received by any Acquired Company in writing relating to the ownership, invalidity or unenforceability of such Registered IP. No material Company Software is subject to any pending or threatened challenge received by any Acquired Company in writing relating to the ownership of such Company Software.

        (b)   The Acquired Companies own all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens) and have the right to use all other Intellectual Property Rights used in the conduct the business of the Acquired Companies as currently conducted, except where the failure to so own or have the right to use the applicable Intellectual Property Right has not had and would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

        (c)   To the Knowledge of the Company, the Acquired Companies are currently not infringing or misappropriating any Intellectual Property Right of any other Person; provided, that, notwithstanding anything to the contrary contained in this Agreement, this first sentence of this Section 4.13(c) shall be the exclusive representation and warranty regarding any infringement, or misappropriation of any Intellectual Property Right. No Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company alleging any infringement or misappropriation by such Acquired Company of any Intellectual Property Rights of another Person, except for any Proceeding that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing or misappropriating any Company IP.

        (d)   The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain the confidentiality of any Company IP which the Acquired Companies hold as a trade secret.

        (e)   The Acquired Companies take commercially reasonable steps designed to ensure that the Company IT Assets and Company Software are free of any bugs, disabling codes, spyware, Trojan horses or worms that would have a material adverse effect on the operation or use of such Company IT Assets or Company Software. To the Knowledge of the Company, the Company Software functions in accordance with its specifications without defects or errors when used in accordance with such specifications and related documentation except where such defect or error has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since July 1, 2016, there have not been any unauthorized intrusions or breaches of security with respect to the Company IT Assets except for any intrusions or breaches which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (f)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have not used Open Source Software in any manner that, with respect to any Company Software (excluding the Open Source Software itself), does or is reasonably expected to (i) require its disclosure or distribution in source code form; or (ii) impose any restriction on the consideration to be charged for the distribution thereof.

        Section 4.14    Insurance Coverage.    The Company has made available to Parent true and complete copies of all material insurance policies (or binders), fidelity or surety bonds and all material self-insurance programs and arrangements relating to the business, assets, employees, officers or directors and operations of the Acquired Companies, in each case maintained by the Acquired Companies (the "Insurance Policies"). Each of the Insurance Policies is in full force and effect, with such deductibles against such risks and losses, as are customarily obtained by Persons engaged in the same or similar businesses, including with respect to size and industry of the Acquired Companies. Section 4.14 of the Company Disclosure Letter sets forth a list of all Insurance Policies. Except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due with respect to the Insurance Policies have been paid in full, (b) the Acquired Companies are in compliance with the terms and conditions of such Insurance Policies, (c) there is no claim by any Acquired Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy, (d) no Acquired Company has incurred any loss covered by any Insurance Policy still pending for which such Acquired Company has not properly asserted a claim under such Insurance Policy (and no such claim has been denied for acceptance or coverage by any insurer), (e) no Acquired Company is in breach or default of any of the Insurance Policies, and no Acquired Company has taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default of any of the Insurance Policies, (f) the Insurance Policies provide coverage in such amounts and against such risks as is sufficient to comply with Applicable Law, and (g) no Acquired Company has received any notice of termination, cancellation or denial of coverage, or premium increase, with respect to any of the Insurance Policies.

        Section 4.15    Tax Matters.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

            (i)  all Tax Returns required to be filed by or with respect to the Acquired Companies have been properly prepared and timely filed (taking into account any valid extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;

           (ii)  all Taxes of each Acquired Company due and payable have been fully and timely paid, all Taxes required to have been withheld and remitted by each Acquired Company have been timely withheld and paid to the appropriate Governmental Authority, and no deficiency for any amount of Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company that remains unpaid;

          (iii)  each Acquired Company has timely collected all sales, use and value added Taxes required to be collected by it, and each Acquired Company has timely remitted all such Taxes to the appropriate Governmental Authorities;

          (iv)  there are no audits, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of any Acquired Company;

           (v)  there are no outstanding agreements, consents or waivers (or requests for any such agreement, consent or waiver) to waive or extend any statute of limitations period with respect to Taxes of any Acquired Company;

          (vi)  there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens;

         (vii)  no Acquired Company has participated in or is participating in any "listed transaction" within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2) (or any analogous, comparable or similar provision of state, local or non-U.S. Law);

        (viii)  no Acquired Company (A) is a party to any agreement, arrangement or Contract relating to the apportionment, sharing, indemnification, assignment or allocation of any Tax or Tax asset (other than any agreement that is only among Acquired Companies or any Contracts with customers, vendors or lenders entered into in the ordinary course of business the primary subject of which is not Taxes), (B) is or has been a member of a group filing an affiliated, consolidated, combined or unitary Tax Return, or been included in any similar arrangement for relief under Law, such as a loss sharing regime (other than any group the common parent of which is or was the Company) or (C) has liability for the Taxes of a Person other than an Acquired Company under Treasury Regulations Section 1.1502-6 (or any analogous, comparable or similar provision of state, local or non-U.S. Law), or as a transferee or successor;

          (ix)  no Acquired Company has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, and no Acquired Company will be required to make any such adjustment as a result of the transactions contemplated by this Agreement;

           (x)  no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) for which any income Tax Return has not yet been filed as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) an election pursuant to Section 108(i) of the Code made on or prior to the Closing Date, (C) the utilization on or prior to the Closing Date of dual consolidated losses described in Treasury Regulations issued under Section 1503(d) of the Code (to the extent the relevant inclusion is attributable to an action or event occurring on or prior to the Closing Date), (D) the application of Section 965 of the Code (and no amounts will be required to be paid by any Acquired Company pursuant to Section 965(h) of the Code), (E) any prepaid amount received on or prior to the Closing Date or (F) any intercompany transaction consummated on or prior to the Closing Date or excess loss account existing on or prior to the Closing Date, in either case described in Treasury Regulations issued under Section 1502 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Law);

          (xi)  no closing agreements (as described in Section 7121 of the Code or any analogous, comparable or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by or with respect to any Acquired Company, and no Acquired Company is a party to a gain recognition agreement under Section 367 of the Code; and

         (xii)  since the Company Balance Sheet Date, no Acquired Company has incurred a liability for Taxes outside its ordinary course of business or recognized any amount of "subpart F income" as defined in Section 952 of the Code. The consolidated financial statements (including all related notes) of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (which statements for the avoidance of doubt are Company Financial Statements) adequately reflect the accrual of the Tax liability of each Acquired Company with respect to Taxes that are not yet due or payable for periods (or portions thereof) through the dates of such financial statements.

        (b)   Since the date that is two years prior to the date hereof, no Acquired Company has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in party by Section 355 of the Code or Section 361 of the Code (or any analogous, comparable or similar provision of state, local or non-U.S. Law).

        (c)   No Acquired Company has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the five (5)-year period ending on the Closing Date.

        Section 4.16    Employees and Employee Benefit Plans

        (a)   Section 4.16(a) of the Company Disclosure Letter sets forth an accurate and complete list identifying each material Employee Plan. With respect to each material Employee Plan, the Company has made available to Parent true and complete copies, as applicable, of (i) the current plan and trust documents (including all amendments thereto) or, with respect to any material Employee Plan that is unwritten, a written summary of the material terms of such plan; (ii) the most recent summary plan description provided to participants, summaries of material modifications thereto, and Forms 5500, for the last plan year; (iii) the most recent actuarial report and financial statements, if any, prepared; (iv) with respect to each material Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter or opinion letter); (v) copies of all material communications received from or sent to any Governmental Authority relating to any material Employee Plan in the last year; and (vi) any other material descriptions, determinations, reports or similar items applicable with respect to any material Employee Plan maintained outside of the United States.

        (b)   Neither the Company nor any ERISA Affiliate (nor any predecessor thereof) contributes to, or has in the preceding six (6) years contributed to, or has any liabilities with respect to: (i) any plan subject to Title IV of ERISA or Section 412 of the Code; (ii) any multiemployer plan, as defined in Section 4001(a)(3) of ERISA; (iii) any "multiple employer plan," as defined in Section 210(a) of ERISA or Section 413(c) of the Code; or (iv) any non-U.S. defined benefit retirement plan.

        (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan (i) has been established and maintained in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA and the Code and (ii) that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of the Company, there is no reason why any such determination (or opinion) letter should be revoked or not reissued.

        (d)   Except as provided in this Agreement, required by Applicable Law, or set forth in Section 4.16(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the Transactions (either alone or together with any other event), will entitle any current or former employee or independent contractor of the Company to accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or trigger any other material obligation pursuant to, any Employee Plan. Except as set forth in Section 4.16(d) of the Company Disclosure Letter, no payment or benefit by the Company, an employee or other individual has resulted in or would reasonably be expected to result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

        (e)   Except as set forth in Section 4.16(e) of the Company Disclosure Letter, no Employee Plan provides for post-employment or post-retirement health, medical or life insurance benefits except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

        (f)    None of the Acquired Companies are a party to or bound by, or are currently negotiating in connection with entering into, any collective bargaining agreement or other labor-related contract or arrangement with a labor union, works council or similar organization; and there are no labor agreements, collective bargaining agreements or other labor-related contracts or arrangements that pertain to any of the employees of the Acquired Companies. There are no labor unions, works councils or other organizations or groups of employees representing, or, to the Knowledge of the Company attempting to represent, any employee of the Acquired Companies, nor has any such action or attempt occurred within the past three (3) years. There is no pending or, to the Knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Acquired Companies, and no such unfair labor practice charge, material grievance, material arbitration, labor strike, dispute, walkout, work stoppage, slowdown or lockout has occurred within the past three (3) years.

        (g)   Except in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies are in compliance with all Applicable Laws regarding employment and employment practices, including, but not limited to, hiring, terms and conditions of employment, employment safety and health, immigration, employment discrimination, disability rights and benefits, employee leave issues, unemployment insurance, wages and hours, child labor, equal opportunity, plant closures and layoffs, affirmative action, labor relations and employee-independent contractor classification, and (ii) with respect to employees of the Acquired Companies, (A) are not liable for any arrears of wages and (B) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (in each case, other than routine payments to be made in the normal course of business). There are no pending, or the Knowledge of the Company, threatened Proceedings or investigations relating to any Employee Plan, other than routine claims for benefits. There are no pending, or to the Knowledge of the Company, threatened Proceedings or investigations pertaining to employment or employment practices between any Acquired Company and any of its current or former employees, in each case, as has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (h)   Except in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) no allegations of sexual harassment have been made against (A) any officer or director of the Acquired Companies or (B) any employee of the Acquired Companies who, directly or indirectly, supervises at least eight (8) other employees of the Acquired Companies, and (ii) the Acquired Companies have not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by an employee, contractor, director, officer or other Representative.

        (i)    Except in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no employee of the Acquired Companies is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to the Acquired Companies or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Acquired Companies or (B) to the knowledge or use of trade secrets or proprietary information.

        (j)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Affiliates has (i) ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent or otherwise) to or in respect of a defined benefit pension scheme in any jurisdiction, or (ii) otherwise entered into any contractual arrangements or given any promises or commitments relating to the provision of pension benefits to employees or officers (or former employees or officers) that are not "money purchase benefits" (within the meaning of the United Kingdom Pension Scheme Act 1993), and no employee has transferred to any of the Acquired Companies under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (the "Transfer Regulations") who prior to such transfer was entitled to any early retirement benefits under a defined benefit pension scheme.

        (k)   The Acquired Companies (i) have complied in all material respects with all of their obligations to inform and consult with the applicable employees or their representatives as part of or in connection with the UK Reorganization, whether pursuant to the Transfer Regulations or otherwise and (ii) have retained no material liabilities and have no outstanding material liabilities in respect of any such employees.

        Section 4.17    Environmental Matters.    Except as set forth on Section 4.17 of the Company Disclosure Letter, as of the date of this Agreement, the Acquired Companies are in compliance with all Environmental Laws, except for any such instance of non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Acquired Companies hold all permits required under applicable Environmental Laws to permit the Acquired Companies to operate their assets in the manner in which they are now operated and maintained and to conduct the business of the Acquired Companies as currently conducted, except where the absence of any such permit has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter, as of the date of this Agreement, there are no written claims or notices of violation pending or, to the Knowledge of the Company, issued to or threatened, against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law and, to the Knowledge of the Company, there are no existing facts or conditions which would reasonably be expected to give rise to such claims or notices of violation, except for any such claim or notice that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.18    Government Contracts

        (a)   Since July 1, 2016, neither the Company nor any of its Subsidiaries has (i) breached or violated any Applicable Law, certification, representation, clause, provision or requirement arising under or relating to any Government Contract or Government Bid; (ii) conducted or initiated any internal investigation arising under or relating to any Government Contract or Government Bid; (iii) to the Knowledge of the Company, been under administrative, civil, or criminal investigation or indictment or made any disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement, misconduct or omission arising under or relating to a Government Contract or

Government Bid; (iv) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; or (v) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; except, in each case of clause (i) through clause (v), for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   As of the date of this Agreement, there are no pending Government Bids.

        (c)   Section 4.18(c) of the Company Disclosure Letter sets forth a list of each (i) audit report issued to the Company or any Subsidiary since July 1, 2016 by a Governmental Authority or other Person with respect to any Government Contract and (ii) planned, pending, or unresolved audit by a Governmental Authority or other Person with respect to any Government Contract, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)   Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its or its Subsidiary's principals (as defined in Federal Acquisition Regulation 2.101) is (or, during the period since July 1, 2016 until the date hereof, has been) suspended or debarred, or proposed for suspension or debarment, from doing business with a Governmental Authority or is (or during such period was) the subject of a finding of ineligibility for contracting with a Governmental Authority, except where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect..

        Section 4.19    Information in the Proxy Statement.    The Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the Company's stockholders and at the time of any meeting of the Company's stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements therein relating to Parent and its Subsidiaries, including Merger Sub, or based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other Applicable Laws.

        Section 4.20    Required Vote.    The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL to adopt this Agreement (the "Required Company Stockholder Approval") is the only vote of the holders of any of the Company Capital Stock (and any capital stock of the Company) necessary to adopt this Agreement and approve the Merger and the other Transactions.

        Section 4.21    No Brokers.    Except for Goldman Sachs & Co. LLC and William Blair & Company, L.L.C., no investment banker, broker, finder or other financial intermediary will be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company shall, no later than five (5) Business Days prior to the Closing Date, disclose to Parent all amounts payable to Goldman Sachs & Co. LLC and William Blair & Company L.L.C. in connection with this Agreement and/or the Transactions.

        Section 4.22    Opinion of Financial Advisors.

        (a)   Goldman Sachs & Co. has rendered its opinion to the Company Board, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of its opinion (to be subsequently confirmed in writing), the Merger Consideration to be received by holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

        (b)   William Blair & Company L.L.C. has rendered its opinion to the Company Board, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of its opinion (to be subsequently confirmed in writing), the Merger Consideration to be received by holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

        (c)   True, correct and complete executed copies of the opinions described in clauses (a) and (b) of this Section 4.22 will be promptly (and in any event within one (1) Business Day following the delivery thereof to the Company) delivered to Parent.

        Section 4.23    Affiliate Transactions.    Between July 1, 2016 and the date of this Agreement, there have been no transactions, Contracts or Indebtedness, or any related series thereof, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

        Section 4.24    No Additional Representations or Warranties.    Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries. The Company acknowledges and agrees that, except for the representations or warranties explicitly set forth in Article V, neither Parent nor Merger Sub (or any of their respective Representatives) makes or has made any other express or implied representation or warranty at law or in equity with respect to Parent or its Subsidiaries (including Merger Sub). Nothing in this Section 4.25 shall relieve any Person of any liability or damages resulting from fraud.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the Parent Disclosure Letter, Parent and Merger Sub (subject to Section 10.05) each represent and warrant to the Company:

        Section 5.01    Corporate Existence and Power.    Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not materially impair the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not materially impair the ability of Parent or Merger Sub to consummate the Transactions.

        Section 5.02    Corporate Authorization

        (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder, which will be effected by written consent immediately following the execution of this Agreement), and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Parent and Merger Sub to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

        (b)   The board of directors or similar governing body of each of Parent and Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (ii) adopting this Agreement and the Transactions. Parent, acting in its capacity as the sole stockholder of Merger Sub, will immediately after execution hereof approve and adopt this Agreement.

        (c)   Except as set forth on Section 5.02(c) of the Parent Disclosure Letter, no vote of, or consent by, the holders of any equity interests of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent's organizational documents, Applicable Law or any Governmental Authority.

        Section 5.03    Governmental Authorization.    The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with and filings or notifications under any applicable requirements of the Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or "blue sky" Laws, (iv) compliance with any applicable rules of NYSE, and (v) any other consents, approvals, authorizations, filings or notices to any Governmental Authority where failure to be obtained, take any such actions or make any such filings would not materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions.

        Section 5.04    Non-Contravention.    The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent or Merger Sub of the Transactions and the compliance by each of Parent or Merger Sub with any of the provisions of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub, (ii) assuming the consents, approvals, authorizations, filings and notices referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clause (ii) and clause (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions.

        Section 5.05    Litigation.    As of the date of this Agreement, there are not any material Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon

Parent or any of its Subsidiaries which would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions.

        Section 5.06    No Brokers.    There is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including Merger Sub, in connection with the Transactions.

        Section 5.07    Ownership of Company Capital Stock.

        (a)   Parent and Merger Sub and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

        (b)   Other than as may be provided pursuant to the Voting Agreement, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any stockholder of the Company (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal or (iii) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent to finance in whole or in part the Merger other than the Equity Commitment Letter and the Preferred Equity Financing.

        Section 5.08    Financial Capacity.    Parent has delivered to the Company true and complete copies of (a) an executed equity commitment letter dated the date hereof (the "Equity Commitment Letter"), to provide the Equity Financing in cash in an aggregate amount of at least $790,000,000, (b) an executed preferred equity commitment letter dated the date hereof (as amended, supplemented or replaced in compliance with this Agreement or as required by Section 7.14 following a Financing Failure Event, the "Preferred Equity Commitment Letter"), to provide the Preferred Equity Financing in cash in an aggregate amount of at least $575,000,000, and (c) the executed Debt Commitment Letter. None of the Commitment Letters have been amended or modified in any manner prior to the date of this Agreement. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the funding of the full amount of the Financing or the conditionality, enforceability, termination or availability of the Financing, other than as set forth in the Commitment Letters and the fee letters and engagement letter related thereto, as applicable. The aggregate proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all "market flex" provisions related thereto), the Equity Financing and the Preferred Equity Financing will be sufficient to consummate the Transactions, including the payment of the aggregate Merger Consideration, Option Consideration and RS/RSU Consideration to which holders of Company Common Stock, Company Options, Company Restricted Stock Awards and Company RSU Awards will be entitled at the Effective Time pursuant to this Agreement, and to pay all fees and expenses required to be paid by Verscend Holding, Parent or Merger Sub in connection with the Transactions. As of the date of this Agreement, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters are in full force and effect and represent valid, binding and enforceable obligations of Verscend Holding and, to the Knowledge of Parent and the knowledge of Verscend Holding, each other party thereto (subject to the Enforceability Exceptions) to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions. Verscend Holding has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Verscend Holding or, to the Knowledge of Parent or the knowledge of Verscend Holding, any other party to the Commitment Letters, in each case under any term of the Commitment Letters. Assuming (x) the accuracy of the representations and warranties set forth in Article IV (subject to all Company Material Adverse Effect, materiality and knowledge qualifications contained therein), (y) the performance by the Company and its Subsidiaries of the covenants set forth in Section 7.13 and (z) the satisfaction or waiver of the conditions to Parent's and Merger Sub's obligations to consummate the Merger, as of the date of this Agreement, Parent and Verscend Holding have no reason to believe that Verscend Holding or any other party thereto will be unable to satisfy on a timely basis any term of any of the Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than the Financing Conditions. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the Financing Conditions contained in the Debt Commitment Letter. Assuming (x) the accuracy of the representations and warranties set forth in Article IV (subject to all materiality and knowledge qualifications contained therein), (y) the performance by the Company and its Subsidiaries of the covenants set forth in Section 7.13 and (z) the satisfaction or waiver of the conditions to Parent's and Merger Sub's obligations to consummate the Merger, as of the date of this Agreement, Parent and Verscend Holding have no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Verscend Holding on the Closing Date. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent's and Merger Sub's obligations to consummate the Merger, are not subject to, or conditioned on, Verscend Holding's, Parent's or Merger Sub's receipt of financing.

        Section 5.09    Solvency.    Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Assuming (x) the accuracy of the representations and warranties set forth in Article IV (without regard to any of the Company Material Adverse Effect, materiality and knowledge qualifications contained therein), (y) the performance in all material respects by the Company and its Subsidiaries of the covenants set forth in Section 7.13 and (z) the satisfaction or waiver of the conditions set forth in Section 8.01 and Section 8.02, as of the date of this Agreement, each of Parent and the Surviving Corporation will, after giving effect to all of the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 5.09, the term "solvent" means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, has sufficient capital and liquidity with which to conduct its business.

        Section 5.10    Information in the Proxy Statement.    The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. However, Parent and Merger Sub do not make any representations or warranties with respect to information in the Proxy Statement that is not supplied by or on behalf of

Parent or Merger Sub for inclusion in the Proxy Statement, or that is inconsistent with information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement.

        Section 5.11    Ownership of Merger Sub; No Prior Activities.    All of the authorized capital stock of Merger Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation, this Agreement, the Voting Agreement and the Transactions, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 5.12    Company Arrangements.    Other than this Agreement and as may be provided pursuant to the Voting Agreement, as of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company relating in any way to the Transactions or the operations of the Company.

        Section 5.13    Investment Intention.    Parent is acquiring through the Transactions the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any "blue sky" Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable "blue sky" Laws or pursuant to an exemption from any such registration.

        Section 5.14    No Additional Representations and Warranties.    Except as provided in this Article V or in any certificate to be delivered by Parent or Merger Sub in connection with this Agreement, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries (including Merger Sub). Parent acknowledges and agrees that, except for the representations and warranties explicitly set forth in Article IV, neither the Company nor any of its Subsidiaries (including Merger Sub) (or any of their respective Representatives) makes or has made, any other express or implied representation or warranty at law or in equity with respect to the Company or any of its Subsidiaries.

ARTICLE VI.
COVENANTS OF THE COMPANY

        Section 6.01    Conduct of the Company

        (a)   The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, except as set forth in Section 6.01(a) of the Company Disclosure Letter or as required by Applicable Law or expressly contemplated by this Agreement or otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, except as otherwise expressly provided herein, (x) conduct its operations, in all material respects, in the ordinary course of business and in a manner consistent with past practice, and (y) use its commercially reasonable efforts to keep available the services of the current officers and key employees of the Acquired Companies and to preserve the assets and business organization of the Acquired Companies intact and maintain the goodwill and current relationships of the Acquired Companies with customers, suppliers, Governmental Authorities and other Persons with which the Company or any of its Subsidiaries has significant or material business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.01(a) of the Company Disclosure Letter or as required by Applicable Law or expressly contemplated by this Agreement, or otherwise with the prior written consent of Parent (such shall not be unreasonably withheld, conditioned or delayed, except with respect to the actions described in clause (i), clause (ii), clause (iii), clause (iv) and clause (vii) below, which shall be in Parent's or Merger Sub's sole discretion), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01:

            (i)  amend or otherwise change the certificate of incorporation, bylaws or other equivalent organizational documents of the Acquired Companies;

           (ii)  issue, sell, encumber, deliver, grant options or rights to purchase or receive, pledge, dispose of or authorize or propose the issuance, sale, encumbrance, delivery, grant of options or rights to purchase, pledge or disposal of, any Company Capital Stock or other equity interests of the Acquired Companies, other than shares of Company Common Stock issuable upon exercise of the Company Options or exercise of any options pursuant to the Company ESPP or vesting of Company Restricted Stock Awards or Company RSU Awards outstanding on the date hereof in accordance with the terms thereof but subject to the terms and conditions of this Agreement;

          (iii)  except as provided in clause (ii) above or otherwise permitted herein, adjust, split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire (except pursuant to the forfeiture of a Company Restricted Stock Award) or amend the terms of any Company Capital Stock or other equity interests of the Acquired Companies or any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any shares of any Company Capital Stock or other equity interests of the Acquired Companies or consummate or authorize any other similar transaction with respect to any Company Capital Stock or other equity interest of the Acquired Companies or any options, equity or equity-based compensation, warrants, convertible securities or other rights of any kind to acquire any shares of any Company Capital Stock or other equity interests of the Acquired Companies;

          (iv)  make, declare, set aside, authorize, establish a record date for or pay any dividend or distribution to the stockholders of the Company, payable in cash, stock, property or otherwise, with respect to any Company Capital Stock or other equity interests of the Acquired Companies, other than dividends or distributions between Acquired Companies;

           (v)  except in the ordinary course of business consistent with past practice, enter into or, materially adversely amend or modify, or terminate (excluding any expiration in accordance with its terms), any Company Material Contract or any rights or obligations thereunder;

          (vi)  submit any Government Bid;

         (vii)  except in the ordinary course of business, sell, assign, transfer, convey, lease, pledge, exclusively license, mortgage, swap, hypothecate, grant an easement with respect to, incur or create any Lien (other than Permitted Liens) or otherwise encumber or restrict the use, allow to expire or lapse, abandon, transfer or otherwise dispose of, in a single transaction, series of transactions, any material assets or properties, business or rights, except (1) transfers among the Company and its Subsidiaries or (2) disposition of obsolete assets or expired inventory;

        (viii)  enter into any Real Property Lease or, except in the ordinary course of business consistent with past practice, materially amend, materially modify or terminate any Real Property Lease;

          (ix)  other than pursuant to the terms of an Employee Plan in existence as of the date hereof: (A) establish, adopt, amend or terminate any material Employee Plan other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan (excluding any plan or rate modifications that may become effective in the ordinary course of business with respect to the open enrollment period of the Company's Employee Plans), and other than entering into, in the ordinary course of business, employment offer or promotion letters with new hires or promoted employees with annual base salaries not exceeding $250,000 that are consistent with past practice and do not contain change in control or severance payments, (B) grant or increase any change-in-control, severance or termination pay to (or amend any such existing arrangement with) any current or former director, officer, employee or other service provider of any Acquired Company, (C) establish, adopt or amend (except as required by Applicable Law) any collective bargaining agreement or other labor-related contract or arrangement with a labor union, works council or similar organization, (D) increase compensation, bonus, commission or other benefits payable to any director, officer, employee or other service provider of any Acquired Company other than in the ordinary course of business consistent with past practice with respect to employees whose annual base salary does not exceed $250,000 and further excluding any cash incentive compensation opportunity granted in lieu of equity-based compensation with substantially similar value and vesting conditions or (E) hire or terminate (other than for cause, death or disability) the employment or services of any director, officer, employee or other service provider of any Acquired Company, other than in the ordinary course of business consistent with past practice with respect to employees whose annual base salary does not exceed $250,000;

           (x)  other than the Merger contemplated hereby, merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company;

          (xi)  enter into or adopt any "poison pill" or similar stockholder rights plan;

         (xii)  make any material loans or material advances of money to any Person (other than for transactions among the Acquired Companies), except (A) advances to employees or officers of the Acquired Companies for expenses or (B) for extensions of credit to customers, in each case, incurred in the ordinary course of business consistent with past practice;

        (xiii)  (A) make, change or rescind any material Tax election, (B) except as required by Applicable Law, adopt or change any material Tax accounting principles, methods or practices, (C) enter into any Company Material Contract or other material agreement with respect to Taxes, (D) file any material amended Tax Return, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes, (E) obtain any Tax ruling, or (F) extend or waive the statute of limitations period applicable to any Tax or Tax Return;

        (xiv)  incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money of any Person or make any loans, capital contributions to, or investments in, any other Person;

         (xv)  make any material change to its methods of accounting or other accounting policies, procedures, principles or practices, or any methods of reporting income, deductions or other material items, except as required by GAAP or Applicable Law;

        (xvi)  make any capital expenditure in excess of $20,000,000, individually or in the aggregate, other than as set forth on Section 6.01(a)(xvi) of the Company Disclosure Letter;

       (xvii)  (A) settle, release or forgive any claim, action, proceeding, investigation or inquiry, or make any commitment to a Governmental Authority, other than settlements that result solely in monetary obligations of the Company and its Subsidiaries of amounts equal to or less than $2,000,000 individually or $5,000,000 in the aggregate and not involving any material equitable relief or operating restrictions, or other obligations of the Company or any of its Subsidiaries, (B) waive any material right with respect to any material claim held by the Company or any of its Subsidiaries or (C) settle or resolve any claim against the Company or any of its Subsidiaries on terms that require the Company or any of its Subsidiaries to materially alter existing business practices, in each case other than (x) any claim with respect to Taxes, which shall be governed by Section 6.01(a)(xiii) or (y) any matters governed by Section 7.06;

      (xviii)  cancel, surrender, allow to expire or fail to renew any material Company License or Healthcare Permit; or

        (xix)  enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01(a).

        (b)   Notwithstanding anything to the contrary in this Section 6.01 but subject to the express terms hereof, nothing contained in this Agreement shall give Parent any right to control or direct the operations of the Acquired Companies prior to the Closing. Subject to the express terms hereof, prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

        Section 6.02    Competing Proposals

        (a)   Except as otherwise expressly permitted by this Section 6.02, the Company shall, and shall cause each of its Subsidiaries and its and their respective officers, directors and employees and shall use reasonable best efforts to cause their other Representatives:

            (i)  from and after the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article IX, immediately cease and cause to be terminated any existing discussions, solicitation, encouragement, discussion or negotiation with any Third Party with respect to an Acquisition Proposal;

           (ii)  from and after the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article IX, not directly or indirectly (A) solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request relating to, or that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Acquired Companies to, or afford access to the properties, books or records or employees of the Acquired Companies to, any Third Party with respect to or that could reasonably be expected to lead to any Acquisition Proposal; provided, that notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any "standstill" or similar agreement or obligation of any Third Party with respect to the Acquired Companies to allow such Third Party to submit an Acquisition Proposal, (C) other than a confidentiality agreement pursuant to Section 6.02(b)(iii), approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to any Acquisition Proposal (an "Alternative Acquisition Agreement") or (D) agree, propose or resolve to take, or take, any of the actions prohibited by the foregoing clause (A) through clause (C); and

          (iii)  within twenty-four (24) hours of the entry into this Agreement, terminate access of any Third Party to any data room (virtual or actual) containing any confidential and non-public information relating to the Acquired Companies that was established in connection with the potential sale of the Acquired Companies and the consideration by the Company of any strategic alternatives or options and promptly deliver a written notice to each such Third Party requesting the prompt return or destruction of all confidential and non-public information previously furnished to such Person by or on behalf of any Acquired Company or any of its Representatives.

        Without limiting the foregoing, it is agreed that any breach of the restrictions or obligations set forth in Section 6.02 by any Subsidiary of the Company or any Representatives of the Company of any of its Subsidiaries, shall be a breach of Section 6.02 by the Company.

        (b)   Notwithstanding anything to the contrary contained in Section 6.02(a), if at any time prior to adoption of this Agreement by the Required Company Stockholder Approval (i) the Company has received a bona fide unsolicited written Acquisition Proposal after the date of this Agreement from a Third Party and that did not result from a breach of this Section 6.02 (other than any breach that is both immaterial and unintentional), (ii) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that (y) such Acquisition Proposal constitutes, or could reasonably be expected to lead to or result in a Superior Proposal and (z) its failure to take such actions would be inconsistent with the directors' fiduciary duties to the Company's stockholders under Applicable Law, and (iii) the Company negotiates and receives from such Third Party an executed confidentiality agreement with terms that are no less favorable in the aggregate to the Company than the Confidentiality Agreement (and which shall not prohibit the Company from complying with the terms of this Section 6.02, it being understood and agreed that such confidentiality agreement need not contain a "standstill" or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making an Acquisition Proposal), then the Company and its Representatives may, subject to this Section 6.02, (A) furnish non-public information, and afford access to the books or records or officers of the Acquired Companies, to such Third Party and its Affiliates and Representatives and (B) engage in discussions and negotiations with such Third Party and its Affiliates and representatives with respect to the Acquisition Proposal; provided, that any such non-public information that is in writing concerning the Acquired Companies made available to any Third Party shall, to the extent not previously made available to Parent, be made available to Parent prior to or substantially concurrent with the time it is made available to such Third Party. Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board having to make the determination in clause (ii) of the preceding sentence), contact any such Third Party to (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any such Third Party solely to determine whether such inquiry or proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) inform any such Third Party of the provisions of this Section 6.02.

        (c)   Except as expressly permitted by this Section 6.02(c), Section 6.02(d) or Section 6.02(e), until the earlier of the adoption of this Agreement by the Required Company Stockholder Approval or the valid termination of this Agreement in accordance with Article IX, neither the Company Board nor any committee thereof shall or shall propose publicly to (i) withhold, withdraw, qualify, change, amend or modify, in each case in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Proxy Statement; (iii) fail to reaffirm the Company Board Recommendation within four (4) Business Days of receipt of a written request from Parent to do so (it being agreed that neither the delivery of a notice by the Company described in Section 6.02(d) nor any public announcement thereof shall constitute an Adverse Recommendation Change); (iv) after receipt of any Company Acquisition Proposal, fail to recommend against any Company Acquisition Proposal within four (4) Business Days of receipt of a written request from Parent to do so (it being agreed that neither the delivery of a notice by the Company described in Section 6.02(d) nor any public announcement thereof shall constitute an Adverse Recommendation Change); (v) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company's stockholders); (vi) approve, adopt, declare advisable or recommend, or publicly propose to approve, adopt, declare advisable or recommend, any Acquisition Proposal (any of the actions described in clause (i) through clause (vi) of this Section 6.02(c), an "Adverse Recommendation Change"); or (vii) adopt or approve, or cause or permit the Company to enter into or otherwise resolve or agree to any Alternative Acquisition Agreement (other than a confidentiality agreement pursuant to Section 6.02(b)(iii). Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the receipt of the Required Company Stockholder Approval, (A) the Company Board may, subject to first complying with Section 6.02(d) or Section 6.02(e), as applicable, make an Adverse Recommendation Change (i) in response to an Intervening Event or (ii) if the Company Board receives an unsolicited bona fide Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.02 (other than any breach that is both immaterial and unintentional) and, in the case of each of clause (i) and clause (ii), the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors' fiduciary duties to the Company's stockholders under Applicable Law and (B) in the event the Company Board receives an unsolicited bona fide Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.02 (other than any breach that is both immaterial and unintentional) and the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal is a Superior Proposal, the Company Board shall be permitted, to validly terminate this Agreement pursuant to Section 9.01(h) and enter into a definitive Alternative Acquisition Agreement in connection with such Superior Proposal, if and only if the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors' fiduciary duties to the Company's stockholders under Applicable Law, subject to the Company first complying with Section 6.02(d) and substantially concurrently with entering into any such definitive agreement (1) the Company validly terminates this Agreement in accordance with the provisions of Section 9.01(h) and (2) the Company pays the Company Termination Fee in accordance with Section 9.03(b) .

        (d)   The Company Board shall not be entitled to effect an Adverse Recommendation Change with respect to a Superior Proposal or validly terminate this Agreement pursuant to Section 9.01(h) unless (i) the Company has provided, at least three (3) Business Days in advance, written notice (a "Notice of Adverse Recommendation Change") to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes, written notice of the material terms of the Superior Proposal which enabled the Company Board to make the determination that the Acquisition Proposal is a Superior Proposal; (ii) during the three (3) Business Day period following the time of Parent's receipt of the Notice of Adverse Recommendation Change, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters and the Transactions so that such Superior Proposal ceases to constitute a Superior Proposal such that the failure to take such action would no longer be inconsistent with the director's fiduciary duties to the Company's stockholders under Applicable Law; and (iii) following the end of the three (3) Business Day period described in the preceding clause (ii), the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, after considering in good faith any changes to this Agreement, the Commitment Letters and the Transactions offered by Parent in response to the Notice of Adverse Recommendation Change or otherwise, that the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that failure to take such action would be inconsistent with the director's fiduciary duties to the Company's stockholders under Applicable Law. In the event of any amendment or modification to the amount or form of consideration payable in connection with the

Superior Proposal or any material amendment or modification to any other term of the Superior Proposal, the Company shall be required to issue a new Notice of Adverse Recommendation Change or otherwise comply again with the requirements of this Section 6.02(d); provided, however, that for purposes of this sentence, references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period from the time of Parent's receipt of such new Notice of Adverse Recommendation Change.

        (e)   Other than in connection with effecting an Adverse Recommendation Change with respect to a Superior Proposal or causing the Company to validly terminate this Agreement pursuant to Section 9.01(h) and enter into an Alternative Acquisition Agreement (which, in each case, shall be subject to Section 6.02(d) and shall not be subject to this Section 6.02(e)), the Company Board may effect an Adverse Recommendation Change in response to an Intervening Event, only if, prior to such action (i) the Company has provided, at least three (3) Business Days in advance, a Notice of Adverse Recommendation Change to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes, a reasonably detailed summary of the facts, events and/or circumstances of and relating to the Intervening Event and the reasons for such Adverse Recommendation Change; (ii) during the three (3) Business Day period following the time of Parent's receipt of the Notice of Adverse Recommendation Change, the Company shall, and shall cause its Representatives to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters and the Transactions such that the failure to take such action would no longer be inconsistent with the director's fiduciary duties to the Company's stockholders under Applicable Law; and (iii) following the end of the three (3) Business Day period described in the preceding clause (ii), the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, after considering in good faith any changes to this Agreement, the Commitment Letters and the Transactions offered by Parent in response to the Notice of Adverse Recommendation Change or otherwise, that the Intervening Event giving rise to the Notice of Adverse Recommendation Change continues to constitute an Intervening Event and that failure to take such action would be inconsistent with the director's fiduciary duties to the Company's stockholders under Applicable Law.

        (f)    From and after the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article IX, (i) as promptly as reasonably practicable (and in any event within one (1) Business Day) after receipt by the Company or any of its Representatives of any Acquisition Proposal from any Third Party or any request for non-public information or offer or inquiry that could reasonably be expected to lead to an Acquisition Proposal from any Third Party, the Company shall provide Parent with written notice of the identity of such Third Party and the material terms and conditions of such Acquisition Proposal, request, offer or inquiry and, in the case of written materials (including any financing commitments received), provide Parent copies of all such materials, (ii) as promptly as reasonably practicable (and in any event within one (1) Business Day) make available to Parent copies of all materials provided by the Company to such Third Party but not previously made available to Parent and (iii) the Company shall provide Parent with reasonably prompt written notice setting forth such information as is reasonably necessary to keep Parent informed of material oral or written communications regarding, and the status and material details (including material amendments or proposed material amendments) of, any such Acquisition Proposal or other request, offer or inquiry.

        (g)   Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company's stockholders) (provided that such disclosure does not constitute an Adverse Recommendation Change), (ii) making any "stop, look and listen" communication to the Company's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iii) making any other legally required communication to the Company's stockholders with regard to the Transactions if (in the case of this clause (iii)) the Company Board has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the directors' fiduciary duties to the Company's stockholders under Applicable Law; provided, however, that (A) in no event shall this Section 6.02(g) affect the obligations specified in Section 6.02(c) and (B) any such disclosure (other than making any "stop, look and listen" communication to the Company's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change, unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to Company Board Recommendation without disclosing any Adverse Recommendation Change.

        Section 6.03    Access to Information.    The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, afford to Parent and its Representatives, and to the Financing Sources and their respective Representatives, reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Acquired Companies (provided, that the Company or its Subsidiaries, as the case may be, shall use its reasonable best efforts to make arrangements for such access in a manner that minimized the likelihood of unreasonable interference), to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate Representatives of the Acquired Companies, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs, business, property and personnel of the Acquired Companies as such Representatives may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall be at Parent's sole cost and expense; provided, further, that nothing herein shall require the Acquired Companies to disclose any information to Parent or its Representatives if such disclosure would, in the reasonable judgment of the Company, (i) violate Applicable Law or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party or (ii) jeopardize any attorney-client or other legal privilege (it being agreed that, with respect to clause (i), the Company shall use reasonable efforts to cause such information to be provided in a manner that would not cause such violation or jeopardy; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater or building materials, or other similar invasive techniques at any of the Acquired Companies' properties. All information obtained by Parent, Merger Sub and their respective Representatives shall be subject to the Confidentiality Agreement. No investigation or access permitted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder, or otherwise limit or affect the remedies available to Parent or Merger Sub under this Agreement. For the avoidance of doubt, neither the foregoing nor any other provision of this Agreement or the Confidentiality Agreement shall be deemed to limit any customary disclosure made by Parent, Merger Sub and their Affiliates to the Financing Sources or rating agencies in connection with efforts or activities by Parent and Merger Sub to obtain the Financing.

 ARTICLE VII.
ADDITIONAL COVENANTS OF THE PARTIES

        Section 7.01    Appropriate Action; Consents; Filings

        (a)   The Company, Parent and Merger Sub shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law, including Antitrust Law, or otherwise to consummate and make effective the Transactions as promptly as practicable in accordance with the terms hereof, (ii) obtain from any Governmental Authorities any material consents, licenses, permits, waivers, approvals, authorizations or Governmental Orders (including all material Company Licenses and Healthcare Permits) required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including those in connection with the Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii)(A) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act, and (B) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other Applicable Law. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transactions.

        (b)   Without limiting the generality of anything contained in this Section 7.01, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Proceeding; (iii) promptly inform the other parties of any communication to or from any Governmental Authority regarding the approval of the Merger or any of the other Transactions; (iv) respond as promptly as reasonably practicable to any additional requests for information received by any party from any Antitrust Authority or any other Governmental Authority with respect to the Transactions or filings contemplated by Section 7.01(a); and (v) use reasonable best efforts to (A) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any Applicable Laws and (B) prevent the entry in any action or proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted pursuant to this Section 7.01(b) to a Governmental Authority in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will permit Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted pursuant to this Section 7.01 to any Governmental Authority in connection with such request, inquiry, investigation, action or Proceeding.

        (c)   Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent related to any Applicable Law, Parent shall (and shall cause its Subsidiaries and Affiliates to) cooperate in good faith with the Governmental Authorities and shall undertake (and cause its Subsidiaries and Affiliates to undertake) promptly any and all action to complete lawfully the Transactions as soon as practicable (but in any event prior to the End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, categories of assets or lines of business and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date. The entry by any Governmental Authority in any Proceeding of a Governmental Order permitting the consummation of the Transactions but requiring any assets or lines of business to be sold, licensed or otherwise disposed or held separate thereafter (including with respect to the business and assets of the Acquired Companies) shall not, individually, or in the aggregate (together with one or more other changes, events, circumstances, developments or facts) be deemed a failure to satisfy any condition specified in Article VIII.

        (d)   Each party hereto will use commercially reasonable efforts to coordinate with the other parties as to any Government Contract administration matters that may arise prior to the Effective Time. Without limiting the foregoing, each party hereto shall use commercially reasonable efforts to coordinate with the other (or its designee) in addressing inquiries from CMS regarding the Transaction and, in the event CMS requests an updated organizational conflict of interest disclosure, will reasonably consult with the other (or its designee) to prepare and submit such updated disclosure.

        (e)   Parent shall be solely responsible for and pay all filing costs associated with all required filings under the HSR Act and any other Antitrust Law.

        Section 7.02    Proxy Statement

        (a)   As promptly as reasonably practicable, but, assuming Parent's timely performance of its obligations under Section 7.02(b), the Company shall prepare a proxy statement in preliminary form, as required by the Exchange Act and the rules and regulations promulgated thereunder, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the "Proxy Statement") and shall cause the Proxy Statement to be filed with the SEC and shall use reasonable best efforts to cause such filing to be made with the SEC within fifteen (15) Business Days following the date of this Agreement. Except as contemplated by Section 6.02, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall use its reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to cause the definitive Proxy Statement to be mailed to the Company's stockholders as of the record date established for the Company Stockholder Meeting as promptly as practicable after the date of this Agreement, and in no event more than five Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement. On the date of filing, the date of mailing to the Company stockholders (if applicable) and at the time of the Company Stockholder Meeting, the Company shall cause the Proxy Statement to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; provided, however that (i) notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement and (ii) updates thereafter in responses to claims shall not per se be deemed to be a breach for purposes of this Section 7.02(a). Prior to filing and prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments (whether written, oral or otherwise) of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent and its Representatives a reasonable opportunity to review and to propose comments on such document or response in advance (including the proposed final version of such document or response) to the extent not prohibited by Applicable Law, and no amendment or supplement to the Proxy Statement shall be filed without the approval of the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent in the event of an Adverse Recommendation Change made in accordance with this Agreement.

        (b)   Parent shall furnish to the Company all information concerning Parent and Merger Sub that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company and Parent shall reasonably cooperate in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon request of the Company, confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (c)   In accordance with the Company's organizational documents, Applicable Law and the rules of the New York Stock Exchange, the Company shall, as promptly as reasonably practicable (but subject to the timing contemplated in Section 7.02(a)), (x) establish a record date for, duly call and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the "Company Stockholder Meeting") and (y) mail to the holders of Company Common Stock as of the record date established for the Company Stockholders Meeting a Proxy Statement. The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholders Meeting on or around the twentieth (20th) Business Day following the mailing of the Proxy Statement to Company stockholders; provided, however, that the Company may postpone, recess or adjourn the Company Stockholders Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) if the Company reasonably believes it is necessary to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval, or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company's stockholders prior to the Company Stockholders Meeting. In no event will the record date of the Company Stockholder Meeting be changed without Parent's prior written consent, unless required by Applicable Law. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by the Company's stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. Unless the Company Board shall have effected an Adverse Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall use its reasonable best efforts to secure the Required Company Stockholder Approval at the Company Stockholder Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Unless this Agreement shall have been terminated pursuant to and in accordance with Section 9.01, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of voting upon the adoption of this Agreement, whether or not the Company Board at any time subsequent to the date hereof shall have effected an Adverse Recommendation Change.

        (d)   If at any time prior to the Company Stockholder Meeting any event or circumstance relating to the Company or Parent or any of the Company's or Parent's Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, such party shall promptly inform the others, and an appropriate amendment or supplement describing such information shall be prepared by the Company and (subject to Parent's review and comment as described above) filed with the SEC, and to the extent required by Applicable Law, disseminated to the stockholders of the Company.

        (e)   If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an "Other Required Company Filing"), then the Company shall use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the New York Stock Exchange. Any and all Other Required Company Filings shall be subject to same right of review, comment and notice of Parent provided above with respect to the Proxy Statement.

        Section 7.03    Confidentiality; Public Announcements.    The parties shall issue a joint press release announcing the execution of this Agreement and agree that such initial press release shall be in the form agreed to by the parties. Thereafter, prior to the Effective Time, except as otherwise expressly contemplated by Section 6.02 (and for the avoidance of doubt nothing herein shall limit the rights of the Company or the Company Board under Section 6.02), prior to any Adverse Recommendation Change made in accordance with this Agreement, the Company, Parent and Merger Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties' consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary (a) to the extent disclosure may be required by Applicable Law, Governmental Order or applicable national stock exchange rule, (b) for disclosures made in the ordinary course by Parent, Merger Sub and their respective Affiliates to their existing or prospective investors and limited partners, in each case who are subject to customary confidentiality restrictions, or (c) in connection with any actions by the Company or the Company Board expressly permitted by Section 6.02. The Company may, without Parent's or Merger Sub's consent, communicate to its employees, customers, suppliers and consultants in a manner consistent with prior communications of the Company or consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made only to the extent such communications are substantially consistent with such prior communications or such plan, as applicable. Notwithstanding anything to the contrary set forth therein or herein, the Confidentiality Agreement shall continue in full force and effect until the Closing. For the avoidance of doubt, neither the foregoing nor any other provision of this Agreement shall be deemed to limit any customary disclosure made by Parent, Merger Sub and their Affiliates to the Financing Sources and rating agencies in connection with efforts or activities by Parent and Merger Sub to obtain the Financing.

        Section 7.04    Indemnification of Officers and Directors.

        (a)   From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each present and former director, officer and employee of the Acquired Companies against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents, in each case, in effect on the date of this Agreement to indemnify such Person. Parent also agrees to advance expenses as incurred by each present and former director, officer and employee of the Acquired Companies to the fullest extent required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents, in each case, in effect on the date of this Agreement. Without limiting the foregoing, Parent shall cause the Acquired Companies with respect to matters existing or occurring at or prior to the Effective Time: (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Acquired Companies' former and current officers, directors and employees that are no less favorable to those Persons than the requirements under Applicable Law and the certificates of incorporation, bylaws, indemnification agreements, and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect in any material respect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

        (b)   The Company shall cause coverage to be extended under the current directors' and officers' liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year "tail" insurance policy with respect to matters existing or occurring at or prior to the Effective Time.

        (c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.04 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.04.

        (d)   Parent shall cause the Acquired Companies to honor, each of the covenants in this Section 7.04.

        Section 7.05    Section 16 Matters.    Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company Options, Company Restricted Stock Awards, Company RSU Awards or other securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

        Section 7.06    Stockholder Litigation.    The Company shall reasonably promptly advise Parent of, and keep Parent reasonably informed on a current basis regarding, any stockholder litigation against the Company or its directors or officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement; provided, that, the Company shall give Parent the opportunity (at Parent's sole cost and expense) to participate in the defense or settlement of any such stockholder litigation; provided, further, that the Company shall not settle or offer to settle any such stockholder litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

        Section 7.07    Employee Matters

        (a)   For a period of one (1) year following the Closing Date, Parent shall or shall cause the Surviving Corporation to maintain for each employee who continues in the employ of Parent, the Surviving Corporation or any of their Subsidiaries following the Closing Date (each, a "Continuing Employee"), (i) base salary, target cash incentive opportunity and severance benefits (with respect to severance benefits, to the extent set forth in an Employee Plan listed in Section 4.16(a) of the Company Disclosure Letter), in each case, that are not less than those provided to the Continuing Employee immediately prior to the Closing and (ii) employee benefits (including retirement, health and welfare benefits, but excluding defined benefit pension benefits, retiree health and life insurance benefits and equity compensation) which are substantially comparable in the aggregate to those provided to the Continuing Employee immediately prior to the Closing. This Section 7.07 shall not limit the obligation of Parent to maintain any compensation arrangement or benefit plan that, pursuant to an existing Contract, must be maintained for a period longer than one (1) year. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Parent or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee, provided that any such termination is effected in accordance with Applicable Law.

        (b)   From and after the Closing, Parent shall give each Continuing Employee full credit for his or her years of service with the Company for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting and benefit accrual) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Parent or any of its Subsidiaries for such Continuing Employee's service with any Acquired Company, and with any predecessor employer, to the same extent recognized by the Acquired Companies, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, to the extent permitted under Applicable Law, Parent shall not be required to provide credit for such service for benefit accrual or eligibility purposes under any employee benefit plan of Parent that is a defined benefit pension plan or a post-retirement health and life insurance plan.

        (c)   Parent shall (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Parent or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the welfare plans of the Acquired Companies, and (ii) give full credit under the welfare plans of Parent and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

        (d)   If requested by Parent at least ten (10) Business days prior to the Closing Date, the Company shall take all actions necessary to terminate the Company's tax-qualified defined contribution retirement plan (the "Company 401(k) Plan"), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the

Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If such request to terminate the Company 401(k) Plan is made, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of the Company. The form and substance of such resolutions shall be subject to prior review by Parent. If the Company 401(k) Plan is terminated, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by the Parent or one of its Subsidiaries (the "Parent 401(k) Plan") that will cover Continuing Employees effective as of the Effective Time. In connection with the termination of the Company 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the "direct rollover" of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans) of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code. The Surviving Corporation and Parent shall cooperate in good faith to take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Company 401(k) Plan as of the date such plan is terminated to continue to make scheduled loan payments to the Company 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from the Company 401(k) Plan to the Parent 401(k) Plan, as provided in the preceding sentence, such as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

        (e)   Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) require Parent to continue any incentive or benefit plan or prevent the amendment, modification or termination thereof after the Effective Time or (ii) be treated as an amendment or other modification of any incentive or benefit plan. The provisions of this Section 7.07 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or other Person shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 7.07 shall create such rights in any such Persons.

        Section 7.08    Third Party Consents.    Notwithstanding anything to the contrary in this Agreement, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party. Notwithstanding the foregoing, in the event that Parent so requests and at the sole expense of Parent, the Company shall and shall cause its Subsidiaries to pay any such fee or grant any such concession (subject in the case of concessions to being conditioned on Closing) in order to obtain any such consents (and Parent shall provide the Company with such amounts in order to make any such payment).

        Section 7.09    Notices of Certain Events.    The Company shall, after becoming aware, give prompt notice to Parent and Merger Sub in writing of: (i) (x) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 8.02(a) would not be satisfied or (y) any failure of the Company or any of its Subsidiaries to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 8.02(b) would not be satisfied; and (ii) the occurrence or existence of any event, change, circumstance, condition, development, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (ii) any Proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions. Parent shall give prompt notice, after becoming aware, to the Company in writing of (i) (x) any representation or warranty made by the Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 8.03(a) would not be satisfied or (y) any failure of the Parent or Merger Sub to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 8.03(b) would not be satisfied and (ii) the occurrence or existence of any event, change, circumstance, condition, development, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under this Agreement on a timely basis. No notification under this Section 7.09 shall affect the representations or warranties of the notifying party or the conditions to the obligations of the parties under this Agreement or limit or otherwise affect the remedies available hereunder.

        Section 7.10    Stock Exchange Delisting.    Each of the parties hereto agrees to reasonably cooperate with the other parties in taking or causing to be taken all actions reasonably necessary to cause the Company's securities to be de-listed from the NYSE and de-registered under the Exchange Act following the Effective Time in compliance with Applicable Law (provided, that such de-listing and de-registration shall not be effective until after the Effective Time).

        Section 7.11    Merger Sub.    Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement or otherwise as required in connection with the Transactions.

        Section 7.12    Conduct of Business by Parent Pending the Merger.    Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.01, Parent and Merger Sub shall not, and shall not permit any of their controlled Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (a) impose any material delay in the obtaining of, or material increase in the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (b) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions, (c) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (d) materially delay or prevent the consummation of the Transactions.

        Section 7.13    Debt Financing and Preferred Equity Financing Cooperation

        (a)   The Company shall, and shall cause its Subsidiaries, and shall use reasonable best efforts to cause its and their respective Representatives to, use reasonable best efforts to provide such cooperation in connection with the arrangement of the Debt Financing and the Preferred Equity Financing as is reasonably requested by Parent; provided, that the Company shall in no event be required to provide (or cause its Subsidiaries or the respective Representatives and Affiliates of the Company and its Subsidiaries to provide) such assistance that shall unreasonably interfere with its or its Subsidiaries' business operations. Such assistance shall include, but not be limited to, using reasonable best efforts to do the following, each of which shall be at Parent's request with reasonable prior notice and at Parent's sole cost and expense:

            (i)  promptly furnish, or cause to be furnished, to Parent the Required Information (and promptly update the Required Information so that it at all times is and remains Compliant) and, as reasonably requested by Parent, other customary financial and other information;

           (ii)  assist Parent with Parent's preparation of pro forma financial statements and other pro forma information constituting Required Information (it being understood that the Acquired Companies shall not themselves be responsible for the preparation of such pro forma financial statements or information);

          (iii)  participate in a reasonable number of meetings, presentations, roadshows, drafting sessions, due diligence sessions, sessions with prospective Financing Sources and their Representatives, including direct contact between senior management and the other Representatives of the Company, on the one hand, and the actual and potential Financing Sources and their Representatives, on the other hand, and sessions with rating agencies, in each case, at reasonable times and locations mutually agreed;

          (iv)  assistance by senior management of the Company in the timely preparation of materials for rating agency presentations, lender and investor presentations (including "roadshow" or investor meeting slides), bank information memoranda, offering memoranda, confidential information memoranda, marketing materials and similar documents required in connection with the Debt Financing, including the execution and delivery of reasonable and customary representation and authorization letters (including as to the accuracy of information and absence of material non-public information) in connection therewith;

           (v)  cause the independent accountants of the Company to provide reasonable and customary assistance and cooperation in connection with the Debt Financing;

          (vi)  reasonably cooperate with the marketing efforts to lenders for any portion of the Debt Financing, including using its reasonable best efforts to ensure that any syndication effort benefits materially from any existing lending and investment banking relationship;

         (vii)  deliver to Parent the Financing Deliverables;

        (viii)  participation by senior management of the Company in the negotiation, execution and delivery of the Debt Financing Documents and other documents related to the Debt Financing as may be reasonably requested by Parent; and

          (ix)  assist with the payoff of Indebtedness and release of liens and guaranties on the Closing Date (including obtaining lien terminations and other instruments of discharge) and delivering payoff letters and prepayment notices in connection therewith);

        provided that (v) neither the Company nor any of its Affiliates will be required to make any filings with the SEC in connection with the Debt Financing (other than in any applicable proxy statement), except for any information with respect to the Acquired Companies included in documents with respect to the Debt Financing, after consultation between Parent and the Company, which may be required to be furnished by the Company on Form 8-K to satisfy the Company's Regulation FD disclosure obligations; provided that the Acquired Companies consented to the inclusion of such information in such documents with respect to the Debt Financing (such consent not to be unreasonably withheld), (w) nothing in this Section 7.13 shall require any such action to the extent it would (1) unreasonably interfere with the business or operations of the Acquired Companies or require the Acquired Companies to agree to pay any fees, reimburse any expenses or give any indemnities, in any case prior to the Closing, for which Parent does not promptly reimburse or indemnify it, as the case may be, under this Agreement or (2) require the Company, any Company Party or their respective Representatives or financing sources to execute, deliver or enter into, or perform any Debt Financing Document or Preferred Equity Financing Document that is effective prior to the Closing (other than customary prepayment notices), (x) none of the board of directors (or other similar governing body) of any Acquired Company shall be required to adopt resolutions approving the Debt Financing Documents or the Preferred Equity Financing Documents prior to the Closing and (y) none of the Acquired Companies shall be required to provide any information to the extent it would (1) violate Applicable Law or the provisions of any material Contract to which any Acquired Company is a party, (2) jeopardize any attorney-client or other legal privilege or (3) violate any applicable confidentiality obligation of any Acquired Company.

        (b)   The Company shall not be required to agree to any contractual obligation relating to the Debt Financing or the Preferred Equity Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its Affiliates upon the termination of this Agreement (other than customary prepayment notices). The Company shall not be required to deliver or cause the delivery of any legal opinions or reliance letters in connection with the Debt Financing.

        (c)   Parent shall indemnify and hold harmless the Acquired Companies, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing and the Preferred Equity Financing or any information, assistance or activities provided in connection therewith (other than to the extent such losses arise from historical information provided by the Company or its Representatives or the gross negligence, willful misconduct or material breach of this Section 7.13 by the Company or its Representatives). Parent shall promptly reimburse the Acquired Companies for any and all documented out-of-pocket third party costs and expenses incurred by the Acquired Companies and each of their respective directors, officers, employees, agents and other Representatives in connection with the Debt Financing and the Preferred Equity Financing or such assistance.

        (d)   Notwithstanding anything to the contrary herein (and without any waiver or modification of the requirement regarding completion of the Marketing Period contained in Section 2.01 hereof), it is understood and agreed that the condition precedent set forth in Section 8.02(b), as applied to the Company's obligations under this Section 7.13, shall be deemed to be satisfied unless both (i) the Debt Financing has not been obtained and (ii) a condition precedent to the Debt Commitment Letter was not satisfied, in each case, as a direct result of the Company's material breach of its obligations under this Section 7.13.

        (e)   On or prior to the Closing, the Company shall cause the agent under the Amended and Restated First Lien Credit Agreement, dated as of September 28, 2016 (the "Existing Credit Agreement"), by and among Cotiviti Corporation, the subsidiaries of Cotiviti Corporation party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the issuing banks party thereto, to provide a copy of an executed payoff letter (the "Payoff Letter") containing customary provisions regarding repayment of obligations thereunder and release of related liens.

        Section 7.14    Financing

        (a)   Verscend Holding and Parent shall take, or use its reasonable best efforts to cause to be taken, all actions and do, or use its reasonable best efforts to cause to be done, all things necessary or advisable to arrange and obtain and consummate the Financing on or prior to the Closing Date. Such actions shall include, but not be limited to, the following: (i) maintaining in effect the Commitment Letters until the Closing (provided that the Commitment Letters may be amended, supplemented, modified and replaced as permitted pursuant to Section 7.14(b)); (ii) satisfying on a timely basis all Financing Conditions applicable to Verscend Holding and within the control of Verscend Holding or Parent to obtaining the Financing; (iii) negotiating, executing and delivering Preferred Equity Financing Documents that reflect the terms contained in the Preferred Equity Commitment Letter and Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any "market flex" provisions related thereto) or on such other terms acceptable to Verscend Holding and its Financing Sources; (iv) in the event that the conditions set forth in Section 8.01 and Section 8.02 and the Financing Conditions have been satisfied or, upon funding would be satisfied, causing the full amount of the Financing to be funded; and (v) enforcing Verscend Holding's rights under the Debt Commitment Letter or the Preferred Equity Commitment Letter in the event of a Financing Failure Event.

        (b)   Parent shall give the Company prompt notice of any breach, repudiation or threatened in writing breach or repudiation by any party to any Commitment Letter of which Parent or its Affiliates becomes aware. Without limiting Verscend Holding's or Parent's other obligations under this Section 7.14, if a Financing Failure Event occurs, Verscend Holding shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) obtain alternative financing from alternative Financing Sources (on terms containing no new or additional conditions to the consummation of such financing), in an amount sufficient to pay the aggregate Merger Consideration, Option Consideration and RS/RSU Consideration pursuant to this Agreement and consummate the Transactions, as promptly as practicable following the occurrence of such event, and (iii) obtain, and when obtained, provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing subject only to the Financing Conditions; provided, however, that in no event shall the foregoing require Verscend Holding to, and Verscend Holding shall not be required to, agree to any terms or conditions materially less favorable (taken as whole and taking into account any "market flex" provision) to Verscend Holding (as determined in the reasonable judgment of Verscend Holding), in each case relative to those in the Debt Financing or the Preferred Equity Financing, as applicable, being replaced. Neither Parent nor any of its Affiliates shall amend, modify, supplement or replace any of the Commitment Letters or any Debt Financing Document except (x) for substitutions and replacements pursuant to the immediately preceding sentence and (y) any amendment, modification, supplement or replacement that does not (A) add new (or otherwise expands, amends or modifies any existing) conditions to the consummation of all or any portion of the Debt Financing or the Preferred Equity Financing in a manner that would reasonably be expected to delay or prevent, or make less likely to occur, the funding of the Debt Financing or the Preferred Equity Financing (or satisfaction of the conditions to the Debt Financing or the Preferred Equity Financing) on the Closing Date, (B) reduce the aggregate amount of the Debt Financing or the Preferred Equity Financing below the amount (together with the amount from the Equity Financing) required to consummate the Transactions and to pay related fees and expenses or (C) adversely impacts in any material respect the ability of Verscend Holding to enforce its rights against the other parties to the Preferred Equity Commitment Letter, the Preferred Equity Financing Documents, the Debt Commitment Letter or the Debt Financing Documents as so amended, replaced, supplemented, otherwise modified or waived, relative to the ability of Verscend Holding to enforce its rights against such other parties to the Preferred Equity Commitment Letter as in effect on the date hereof, the Debt Commitment Letters as in effect on the date hereof or in the Preferred Equity Financing Documents and Debt Financing Documents prior to giving effect thereto. For the avoidance of doubt, nothing herein shall prevent Parent from amending and restating the Commitment Letters in order to add lead arrangers, bookrunners, syndication agents, investors, co-investors or similar entities which had not executed the applicable Commitment Letters. Parent shall keep the Company informed in reasonable detail of the status of Verscend Holding's efforts to arrange the Financing upon request. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not subject to, or conditioned on, Verscend Holding's, Parent's or Merger Sub's receipt of financing.

        (c)   Parent shall cause Verscend Holding to take the actions and comply with the obligation of Verscend Holding set forth in this Agreement and to comply with all of the obligations contemplated by the Debt Financing (and under the Debt Commitment Letter) and the Preferred Equity Financing (and under the Preferred Equity Financing Documents).

ARTICLE VIII.
CONDITIONS TO THE TRANSACTION

        Section 8.01    Conditions to the Obligations of Each Party.    The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law) at or prior to the Effective Time of each of the following conditions:

        (a)    Required Company Stockholder Approval.    The Required Company Stockholder Approval shall have been obtained.

        (b)    Antitrust Approvals.    The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

        (c)    No Injunction, Law or Proceedings.    (i) The consummation of the Merger shall not then be enjoined, made illegal or otherwise prohibited by any Governmental Order (whether temporary, preliminary or permanent), (ii) no Law shall have been adopted or promulgated, or shall be in effect, enjoining, making illegal or otherwise prohibiting the consummation of the Merger and (iii) no Proceeding shall have been brought by any Governmental Authority, and remain pending, that seeks a Governmental Order that would enjoin, make illegal or otherwise prohibit the consummation of the Merger.

        Section 8.02    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by each of Parent and Merger Sub, if permissible under Applicable Law), at or prior to the Effective Time, of the following further conditions:

        (a)   Representations and Warranties.

            (i)  Each of the representations and warranties made by the Company in Section 4.01(a), Section 4.02, Section 4.05, Section 4.20, Section 4.21, Section 4.22(a) and Section 4.22(b) (collectively, the "Company Fundamental Representations") shall be true and correct in all material respects, other than the representations and warranties made by the Company in Section 4.05, which shall be true and correct in all respects (other than de minimis inaccuracies), in each case, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except for Company Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date; and

           (ii)  Each of the representations and warranties made by the Company in this Agreement other than the Company Fundamental Representations shall be true and correct (without giving effect to any references to any "Company Material Adverse Effect" or other "materiality" qualifications) in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, in each case, (A) except for such representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date, and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)    Covenants.    Each of the covenants and obligations that the Company is required by this Agreement to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        (c)    No Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

        (d)    Company Closing Certificate.    Parent shall have received a certificate executed on behalf of the Company by its authorized representative (the "Company Closing Certificate") to the effect that the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.

        Section 8.03    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, if permissible under Applicable Law), at or prior to the Effective Time, of the following further conditions:

        (a)    Representations and Warranties.

              (i)  Each of the representations and warranties made by Parent and Merger Sub in Section 5.01, Section 5.02 and Section 5.06 (collectively, the "Parent Fundamental Representations") shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except for any Parent Fundamental Representations that speak as of a particular date, which shall be true and correct in all respects as of such date; and

             (ii)  Each of the representations and warranties made by Parent and Merger Sub in this Agreement other than the Parent Fundamental Representations (without giving effect to any references to materiality qualifications) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, in each case, (A) except for such representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under this Agreement on a timely basis.

        (b)    Covenants.    Each of the covenants and obligations that Parent and Merger Sub are required by this Agreement to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        (c)    Parent Closing Certificate.    The Company shall have received a certificate duly executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied (the "Parent Closing Certificate").

        Section 8.04    Frustration of Closing Conditions.    Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 8.01 or Section 8.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform any of its respective material obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.01 or Section 8.03 to be satisfied if such failure was primarily caused by its failure to perform any of its material obligations under this Agreement.

 ARTICLE IX.
TERMINATION

        Section 9.01    Termination.    Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

        (a)   by mutual written agreement of the Company and Parent;

        (b)   by either the Company or Parent, if the Closing shall not have occurred on or before 5:00 p.m. (Eastern time) on March 19, 2019 (the "End Date"), whether such date is before or after the date of the receipt of Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) may not be exercised by any party whose failure to perform or comply with any covenant or obligation under this Agreement required to be performed or complied with at or prior to the Closing has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;

        (c)   by either the Company or Parent, if any Governmental Authority shall have issued a Governmental Order or shall have taken any other action, or any Applicable Law shall have been enacted or promulgated, in each case, that has the effect of permanently enjoining, making illegal or otherwise prohibiting prior to the Effective Time, the consummation of the Merger or the other Transactions, and such Governmental Order, other action or Applicable Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the issuance of such order, decree or ruling;

        (d)   by either the Company or Parent, if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have voted on a proposal to adopt this Agreement, in each case, as contemplated by Section 7.02 and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval as contemplated by Section 8.01(a);

        (e)   by Parent, if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions specified in Section 8.01 or Section 8.02 would not be satisfied at the Closing (a "Terminating Company Breach"), except that, if such Terminating Company Breach is curable by the Company on or prior to the date that is three (3) Business Days prior to the End Date, then such termination shall become effective only if the Terminating Company Breach is not cured on or prior to the date that is three (3) Business Days prior to the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

        (f)    by the Company, if there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement that would reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the Transactions (a "Terminating Parent Breach"), except that, if such Terminating Parent Breach is curable by Parent or Merger Sub on or prior to the date that is three (3) Business Days prior to the End Date, then such termination shall become effective only if the Terminating Parent Breach is not cured on or prior to the date that is three (3) Business Days prior to End Date ; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

        (g)   by Parent, if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred;

        (h)   by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal; provided, that the Company has complied with the provisions of Section 6.02 and that it pays to Parent the Company Termination Fee substantially concurrently with such termination in accordance with Section 9.03; or

        (i)    by the Company if (i) the conditions set forth in Section 8.01 and Section 8.02 have been and continue to be satisfied or waived at the time the Closing is required to have occurred pursuant to Section 2.01 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions and at all relevant times such conditions were capable of being satisfied), (ii) Parent failed to consummate the Closing on the date required pursuant to the terms of Section 2.01, (iii) Parent fails to consummate the Closing by the earlier of (x) three (3) Business Days after written notice is delivered by the Company to Parent that the events set forth in clauses (i) and (ii) above have occurred and (y) the End Date, and (iv) the Company has irrevocably confirmed to Parent in writing that it is prepared to consummate the Closing and that at all times during such three (3) Business Day period referenced in clause (iii) above the Company stood ready, willing and able to consummate the Closing.

        The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a written notice of such termination to the other party setting forth the basis on, and specifying the provisions hereof pursuant to, which such party is terminating this Agreement.

        Section 9.02    Effect of Termination.    Except as otherwise set forth in this Section 9.02 and Section 9.03, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Parent or Merger Sub (in each case, subject to Section 9.03 and including any express limitations therein, as applicable), resulting from any intentional and willful breach or intentional and willful failure to perform the provisions of this Agreement occurring prior to such termination. The provisions of Section 7.03, Section 7.13(c), this Section 9.02, Section 9.03, Article X and the Confidentiality Agreement, shall survive any termination of this Agreement.

        Section 9.03    Expenses; Termination Fee.

        (a)   Except as set forth in Section 7.01 and this Section 9.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that in the event that the Transactions are not consummated, Parent shall be responsible for all fees and expenses in connection with any financing arrangements, regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries.

        (b)    Company Termination Fee.    If, but only if, this Agreement is terminated:

            (i)  (x) by Parent or the Company pursuant to Section 9.01(b) or Section 9.01(d), or Parent pursuant to Section 9.01(e) and (y) (A) an Acquisition Proposal has been made to the Company after the date hereof and prior to the termination of this Agreement (or, in the case of termination pursuant to Section 9.01(d), prior to the Company Stockholder Meeting (including any adjournments and postponements thereof)), (B) such Acquisition Proposal was publicly disclosed or communicated to the stockholders of the Company prior to the date of the Company Stockholders Meeting (including any adjournments and postponements thereof) and (C) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Proposal (regardless of when made or the counterparty thereto) or consummated any Acquisition Proposal (regardless of when made or the counterparty thereto), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee upon the earlier of the date of execution of any such definitive agreement or the date on which any such Acquisition Proposal is consummated (provided, however, that for purposes of this Section 9.03(b)(i), the references to "twenty percent (20%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%)");

           (ii)  by Parent pursuant to Section 9.01(g), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee within three (3) Business Days of the date of such termination; or

          (iii)  by the Company pursuant to Section 9.01(h), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee substantially concurrent with, and as a condition to, such termination.

        (c)   Notwithstanding anything to the contrary in this Agreement, but subject to (Section 10.02, Parent's right to receive from the Company the Company Termination Fee shall, solely in circumstances in which the Company Termination Fee is owed, constitute the sole and exclusive remedy of Parent and Merger Sub against (i) the Company, (ii) any of the Company's former, current and future Affiliates and (iii) any of their respective assignees, stockholders, general or limited partners, equityholders, members, managers, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clause (i), clause (ii), and clause (iii), collectively, the "Company Parties") for any breach, loss, claim, liability, cost, fee, expense, judgment, inquiry, fine or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to this Agreement or the Transactions and upon payment of the Company Termination Fee and such other amounts, if any, referenced in Section 9.03(g), no Person shall have any rights or claims against the Company Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement or the Transactions. Nothing in this Section 9.03(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Party may be liable under this Agreement or the Transactions (including the Debt Financing and the Preferred Equity Financing). For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 10.02 and the payment of the Company Termination Fee pursuant to Section 9.03(b)(i) or Section 10.02, as the case may be, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance to consummate the Transaction pursuant to Section 10.02 and monetary damages, including all or any portion of the Company Termination Fee.

        (d)    Parent Termination Fee.    If, but only if, this Agreement is validly terminated by the Company pursuant to Section 9.01(f) or Section 9.01(i), or (y) by Parent or the Company pursuant to Section 9.01(b) under circumstances when this Agreement is terminable by the Company pursuant to Section 9.01(f) or Section 9.01(i), then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within five (5) Business Days following such termination (but, in the case of valid termination pursuant to Section 9.01(b), within five (5) Business Days of the good faith written claim that termination could have occurred under Section 9.01(f) or Section 9.01(i)).

        (e)   Notwithstanding anything to the contrary in this Agreement, but subject to (x) the indemnification and reimbursement obligations set forth in Section 7.13(c) and (y) an order of specific performance as and only to the extent expressly permitted by Section 10.02, the Company's right to terminate this Agreement in accordance with this Article IX and receive from Parent the Parent Termination Fee, if due pursuant to Section 9.03(d), shall, in the event Parent and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder (whether willful, intentional or otherwise), constitute the sole and exclusive remedy of the Company against (i) Parent, (ii) Merger Sub, (iii) any of Parent's and any of its Subsidiaries' (including Merger Sub's) former, current and future Affiliates and (iv) any of their respective assignees, stockholders, general or limited partners, equityholders, members, managers, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources and other Representatives (the Persons described in clause (i), clause (ii), clause (iii) and clause (iv) collectively, the "Parent Parties") for any breach, loss, claim, liability, cost, fee, expense, judgment, inquiry, fine or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement and the Transactions (including the Commitment Letters, but excluding the Confidentiality Agreement (solely subject to the terms therein, as may have been modified by this Agreement from time to time)), and upon payment of (A) the Parent Termination Fee (if payable), plus (B) the reimbursement obligations set forth in Section 7.13(c), plus (C) such indemnification and reimbursement and interest amounts, if any, referenced in Section 9.03(g), no Person shall have any rights or claims against the Parent Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Parent Parties shall not have any other liability relating to or arising out of this Agreement or the Transaction. Nothing in this Section 9.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or the Transactions. For the avoidance of doubt, (x) the amounts the Company is entitled to collect, if due, are those specified in clause (A), clause (B), and clause (C), as applicable and are intended to serve as a cap on the maximum aggregate liability of the Parent Parties under this Agreement in the event Parent fails to effect the Closing in accordance with Section 2.01 or otherwise breaches this Agreement or fails to perform hereunder and under no circumstances shall the Company be entitled to collect, if due, more than the amounts specified in such clauses, and (y) while the Company may pursue both a grant of specific performance of the type contemplated by Section 10.02 and the payment of the Parent Termination Fee pursuant to Section 9.03(d), as the case may be, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to consummate the Transaction pursuant to Section 10.02 and monetary damages, including all or any portion of the Parent Termination Fee.

        (f)    Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Section 9.02 and Section 9.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, and the Company, on the other hand, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties hereto acknowledge and hereby agree that in no event shall (x) the Company be required to pay the Company Termination Fee or any other amounts due under Section 9.03(g) on more than one occasion or (y) Parent be required to pay the Parent Termination Fee or any of the reimbursement, interest or other amounts due under Section 7.13(c) and Section 9.03(g) on more than one occasion.

        (g)   Any amounts payable pursuant to Section 9.03(a), Section 9.03(b), Section 9.03(d) or this Section 9.03(g) shall be paid by wire transfer of immediately available funds in accordance with this Section 9.03 to an account designated by Parent or the Company, as applicable (at least two (2) Business Days prior to the date such fee is to be paid). If the Company or Parent, as applicable, fails to pay when due any amount payable under Section 9.03(a), Section 9.03(b) or Section 9.03(d), as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, then such party shall (x) reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit and (y) pay interest on the applicable reimbursement or fee to the other party at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid pursuant to the terms of this Agreement to the date of actual payment.

ARTICLE X.
MISCELLANEOUS

        Section 10.01    Notices.    All notices and other communications among the parties contemplated to be provided, given or delivered pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail, return receipt requested, postage prepaid, (ii) when delivered by nationally recognized overnight delivery service (with delivery confirmed by such service's records) or (iv) when delivered by facsimile (with confirmation of transmission) or email (solely if receipt via email is confirmed via return email acknowledging receipt), addressed as follows:

    if to Parent or Merger Sub, to:

      Verscend Technologies, Inc.
      201 Jones Road
      4th Floor
      Waltham, MA 02451
      Attention: Brett Magun
      Facsimile No.: (781) 478-0217
      Email: brett.magun@verscend.com

    with a copy to (which shall not constitute notice):

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, NY 10036
      Attention: Kenneth M. Wolff
                        June S. Dipchand
      Facsimile No.: (212) 777-3000
      Email: Kenneth.Wolff@skadden.com
                 June.Dipchand@skadden.com

    if to the Company, to:

      Cotiviti Holdings, Inc.
      One Glenlake Parkway, Suite 1400
      Atlanta, Georgia 30328
      Attention: Jonathan Olefson
      Email: jonathan.olefson@cotiviti.com

    with a copy to (which shall not constitute notice):

      Latham & Watkins LLP
      885 Third Avenue
      New York, NY 10022-4834
      Attention: Thomas Malone
                        Charles Ruck
      Facsimile No.: (212) 751-4864
      Email: thomas.malone@lw.com
                 charles.ruck@lw.com

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 10.01; provided that, other than in the case of notices delivered pursuant to Section 7.02 (which notices will be deemed given as contemplated above in this Section 10.01), any notice received by facsimile transmission or electronic mail or otherwise at the addressee's location on any Business Day after 5:00 P.M. (addressee's local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee's local time) on the next Business Day.

        Section 10.02    Remedies Cumulative; Specific Performance.

        (a)   The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including, subject to Section 10.02(b), failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that the parties shall be, subject to Section 10.02(b) (including the limitations therein), entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Subject to the terms of Section 10.02(b), each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding (it being understood that this Section 10.02 is not intended and shall not be construed to limit in any way the provisions of Section 9.03(c) or Section 9.03(e).

        (b)   Notwithstanding Section 10.02(a) or anything to the contrary contained in this Agreement, the Company shall be entitled to an injunction or specific performance, prior to the termination of this Agreement in accordance with Article IX, of Parent's obligation to cause the Equity Financing to be funded and thereafter to cause the Closing to occur if, and only if: (i) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions are capable of being satisfied if the Closing were to occur on such date and the date on which the Closing would occur if the remedy herein were granted), (ii) the Preferred Equity Financing and the Debt Financing (including any alternative financing that has been obtained in accordance with Section 7.13) has been funded in accordance with the terms thereof, or are capable of being funded in accordance with the terms thereof at the Closing upon delivery of a drawdown notice by Parent or notice from Parent that the Equity Financing will be funded at the Closing, (iii) Parent and Merger Sub are required to consummate the Transactions in accordance with Section 2.01 and (iv) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able to consummate the Closing and if such specific performance is granted pursuant to this Section 10.02 and if the Equity Financing, Preferred Equity Financing and Debt Financing are funded, then the Closing would occur.

        Section 10.03    No Survival of Representations and Warranties.    The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and in any certificate or other writing delivered pursuant hereto by any Person shall terminate at the Effective Time, except that this Section 10.03 shall not limit any covenant or agreement of the parties which by its terms contemplates performance in whole or in part after the Effective Time.

        Section 10.04    Amendments and Waivers

        (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL or the organizational documents of the Company without such further stockholder approval; provided, further, that notwithstanding anything to the contrary set forth herein, this Section 10.04, and Section 10.06, Section 10.07, Section 10.08, Section 10.09 and Section 10.13 (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources party to the Preferred Equity Commitment Letter and the Debt Commitment Letter.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        Section 10.05    Disclosure Letter References.    The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter or Parent Disclosure Letter, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenant, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) would be reasonably apparent on the face of such disclosure that such disclosure is applicable to such other representations and warranties (or covenant, as applicable) notwithstanding the omission of a reference or cross reference thereto. The listing of any information on a party's Disclosure Letter shall not be deemed to constitute an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information or any similar information in such Disclosure Letter, by such party, or to otherwise imply, that such information or any similar information is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party's Disclosure Letter relating to any possible breach or violation by such party of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party's Disclosure Letter be deemed or interpreted to expand the scope of such party's representations, warranties and/or covenants set forth in this Agreement.

        Section 10.06    Binding Effect; Benefit; Assignment.

        (a)   This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the past, present and future officers, directors and employees of the Acquired Companies (and their successors and heirs) are intended third-party beneficiaries of, and may enforce, Section 7.04 applicable to such Persons and (ii) from and after the Effective Time, the holders of shares of Company Common Stock and holders of Company Compensatory Awards shall be intended third-party beneficiaries of, and may enforce, the rights of such Persons to receive the applicable Merger Consideration, Option Consideration and RS/RSU Consideration, as applicable, pursuant to and in accordance with Article III; (iii) the Company Parties and Parent Parties are intended third-party beneficiaries with respect to Section 9.03; and (iv) the Financing Sources are hereby made express third-party beneficiaries of, and shall be entitled to rely on this Section 10.06 and Section 10.04, Section 10.07, Section 10.08, Section 10.09 and Section 10.13.

        (b)   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Applicable Law or otherwise without the prior written consent of the other parties, except that Merger Sub (or, after the Effective Time, the Surviving Corporation) may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent, or a combination thereof, and Parent shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations hereunder to Verscend Holding or one or more Subsidiaries of Verscend Holding, provided that such assignment would not materially delay, impair or prevent consummation of the Merger and shall not relieve Parent or Merger Sub (or, after the Effective Time, the Surviving Corporation) of its obligations hereunder. Any purported assignment in violation of this Section 10.06(b) shall be null and void.

        (c)   Notwithstanding the foregoing, Parent or Merger Sub may assign any or all of its rights or obligations under this Agreement without prior written consent to any Financing Source (provided that any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder) pursuant to the terms of the Financing (or any credit agreements, loan documents or indentures of Parent or Merger Sub or their Affiliates) for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Financing.

        Section 10.07    Governing Law.    This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, each party hereto agrees that any Proceeding of any kind or description, whether in law or in equity, in contract, tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to any Debt Commitment Letter or Preferred Equity Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the Laws of another jurisdiction.

        Section 10.08    Jurisdiction.    Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party's rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 10.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) that any Proceeding of any kind or nature, whether at law or in equity, in contract, tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing, the Preferred Equity Financing or the Transactions, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (iii) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court.

        Section 10.09    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING WITHOUT LIMITATION, IN CONNECTION WITH THE DEBT FINANCING CONTEMPLATED BY THE DEBT COMMITMENT LETTER AND THE PREFERRED EQUITY FINANCING CONTEMPLATED BY THE PREFERRED EQUITY COMMITMENT LETTER). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.

        Section 10.10    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts (which counterparts may be delivered in original, or by electronic transmission in .PDF or similar electronic format or by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties here to. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in ..PDF or similar electronic format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        Section 10.11    Entire Agreement.    This Agreement, the Confidentiality Agreement and each of the documents, instruments and agreements delivered in connection with the Transactions, including each of the Exhibits attached hereto and thereto, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement of the parties and supersede and cancel all prior agreements, undertakings, arrangements, communications and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in Section 10.06(a), are not intended to confer upon any other Person any rights or remedies hereunder.

        Section 10.12    Severability.    If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.

        Section 10.13    No Recourse to Financing Sources.    Notwithstanding anything to the contrary contained herein, the Company agrees on behalf of itself and its Affiliates and its and their Representatives that none of the Financing Sources shall have any liability or obligation to the Company or any of its or their respective Affiliates or Representatives relating to this Agreement, any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including with respect to the Financing). The Company and its Affiliates and its and their Representatives hereby waive any and all rights or claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including the Financing, the Debt Commitment Letter or the Preferred Equity Commitment Letter), and each of Company and its Affiliates and its and their Representatives agrees not to commence or support an action against any Financing Source in connection with this Agreement or any commitment letter, engagement letter or definitive financing document or any of the transactions contemplated hereby or thereby (including any action relating to the Financing, the Debt Commitment Letter or the Preferred Equity Commitment Letter). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company or any of its Affiliates and its or their respective Representatives in connection with this Agreement or the Transactions. This Section 10.13 is intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of the Company.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

COTIVITI HOLDINGS, INC.
By:	/s/ J DOUGLAS WILLIAMS
	Name:	J Douglas Williams
	Title:	CEO

(Signature Page—Agreement and Plan of Merger)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

VERSCEND TECHNOLOGIES, INC.
By:	/s/ EMAD RIZIK
	Name:	Emad Rizik
	Title:	Chief Executive Officer
REY MERGER SUB, INC.
By:	/s/ EMAD RIZIK
	Name:	Emad Rizik
	Title:	Chief Executive Officer

(Signature Page—Agreement and Plan of Merger)

 Exhibit A

Voting Agreement

[See attached.]

A-i

 Exhibit B

Form of Certificate of Merger

[See attached.]

B-i

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  Exhibit 2.1 Execution Version
AGREEMENT AND PLAN OF MERGER BY AND AMONG VERSCEND TECHNOLOGIES, INC., REY MERGER SUB, INC. AND COTIVITI HOLDINGS, INC. JUNE 19, 2018
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. THE TRANSACTION
ARTICLE III. CONVERSION OF SECURITIES
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI. COVENANTS OF THE COMPANY
ARTICLE VII. ADDITIONAL COVENANTS OF THE PARTIES
ARTICLE VIII. CONDITIONS TO THE TRANSACTION
ARTICLE IX. TERMINATION
ARTICLE X. MISCELLANEOUS
Exhibit A
Voting Agreement
Exhibit B
Form of Certificate of Merger